                                              Filed pursuant to rule 424(b)(4)
                                              Registration No. 333-20757
                                                               333-20757-01
                                                               333-20757-02
                                                               333-20757-03

                        2,000,000 PREFERRED SECURITIES

                             HECO CAPITAL TRUST I

      8.05% CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES, SERIES 1997
                                  (QUIPS (SM))*
              (LIQUIDATION PREFERENCE $25 PER PREFERRED SECURITY)
GUARANTEED TO THE EXTENT HECO CAPITAL TRUST I HAS FUNDS AS SET FORTH HEREIN BY

                        HAWAIIAN ELECTRIC COMPANY, INC.

  The 8.05% Cumulative Quarterly Income Preferred Securities, Series 1997 (the "QUIPS") offered hereby represent preferred undivided beneficial interests in the assets of HECO Capital Trust I, a trust created under the laws of the State of Delaware (the "Trust"). Hawaiian Electric Company, Inc., a Hawaii corporation ("HECO"), will be the owner of all of the beneficial interests represented by common securities of the Trust (the "Common Securities"). The preferred interests represented by the QUIPS will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the trust interests represented by the Common Securities. See "Description of QUIPS--Subordination of Common Securities." The Bank of

                                                       (Continued on next page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE QUIPS.

  The QUIPS have been approved for listing on the New York Stock Exchange, Inc. (the "New York Stock Exchange"), subject to official notice of issuance. Trading on the New York Stock Exchange is expected to commence within the 30-day period after the initial delivery of the QUIPS. See "Underwriting."

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    INITIAL PUBLIC UNDERWRITING  PROCEEDS TO THE
                                    OFFERING PRICE COMMISSION(1)   TRUST(2)(3)
                                    -------------- ------------- ---------------
Per QUIPS..........................     $25.00          (2)          $25.00
Total..............................  $50,000,000        (2)        $50,000,000

--------
(1) The Trust and HECO have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) In view of the fact that the proceeds of the sale of the QUIPS will be used to purchase the QUIDS of HECO and its subsidiaries, the Underwriting Agreement provides that HECO will pay to the Underwriters, as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds, $.7875 per QUIPS (or $1,575,000 in the aggregate). See "Underwriting."
(3) Expenses of the offering, which are payable by HECO, are estimated to be $330,000.

                               ----------------

  The QUIPS offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the QUIPS will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about March 27, 1997, against payment therefor in immediately available funds.
--------
* QUIPS and QUIDS are servicemarks of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.                                  DEAN WITTER REYNOLDS INC.

                The date of this Prospectus is March 24, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE QUIPS, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE QUIPS, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               ----------------

(Continued from previous page)

New York is the property trustee of the Trust (the "Property Trustee"). The Trust exists for the sole purpose of issuing the QUIPS and the Common Securities and concurrently investing the proceeds thereof in 8.05% Junior Subordinated Deferrable Interest Debentures, Series 1997 (collectively, the "QUIDS"SM), to be issued by HECO and its subsidiaries, Maui Electric Company, Limited ("MECO") and Hawaii Electric Light Company, Inc. ("HELCO" and, together with HECO and MECO, the "Companies" and each, a "Company"), in the principal amounts of $31,546,400 for HECO (the "HECO QUIDS"), $10,000,000 for MECO (the "MECO QUIDS") and $10,000,000 for HELCO (the "HELCO QUIDS"). HECO will fully and unconditionally guarantee, on a subordinated basis, the obligations of MECO and HELCO under the MECO QUIDS and the HELCO QUIDS, respectively (the "Subsidiary Guarantees"). See "Description of Subsidiary Guarantees." The obligations of HECO under the Subsidiary Guarantees will be subordinate and junior in right of payment to all Senior Debt (as defined herein) of HECO. The Companies have agreed in an Agreement as to Expenses and Liabilities (the "Expense Agreement") to provide funds to the Trust as needed to pay obligations of the Trust to parties other than the Holders of the QUIPS. Each of the Companies will be obligated under the Expense Agreement to pay its share of such expenses pro rata based on the proportionate amount of its QUIDS held by the Trust, and the respective obligations of MECO and HELCO under the Expense Agreement will be fully, irrevocably and unconditionally guaranteed by HECO. The QUIDS of each of the Companies will have terms corresponding in all material respects to the terms of the QUIPS and will be unsecured and subordinate and junior in right of payment to all Senior Debt of each of the respective Companies. See "Description of QUIDS--Subordination." The QUIDS will mature on March 27, 2027, which maturity may at any time (including upon a distribution of Distributable HECO QUIDS (as defined herein) as described below) be shortened to a date not earlier than March 27, 2002, or extended to a date not later than March 27, 2046, if, in each case, certain conditions are met. The QUIDS will be the sole assets of the Trust, and payments under the QUIDS and the Expense Agreement will be the sole revenues of the Trust.

  Holders of the QUIPS will be entitled to receive preferential cumulative cash distributions accumulating from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing June 30, 1997, at the annual rate of 8.05% of the Liquidation Preference of $25 per QUIPS (the "Distributions"). Payment of Distributions and payments of the amounts payable on the liquidation or redemption of the QUIPS, in each case to the extent of funds held by the Trust, are each irrevocably guaranteed by HECO (the "Trust Guarantee"), as described herein. See "Description of Trust Guarantee." The obligations of HECO under the Trust Guarantee will be subordinate and junior in right of payment to all Senior Debt of HECO.

  Each of the Companies has the right to defer payment of interest on its respective QUIDS at any time or from time to time for a period (including any extensions thereof) not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity (as defined herein) of the QUIDS. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date (as defined herein), the deferring Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the QUIDS are so deferred by any of the Companies, distributions on the QUIPS will also be deferred to the same extent as interest payments are being deferred and each of the deferring Companies (and, if such deferring Company is MECO or HELCO, HECO) will not be permitted, either directly or indirectly through a subsidiary, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the QUIDS so deferred. During an Extension Period, interest on the QUIDS will continue to accrue (and the amount of Distributions to which Holders of the QUIPS are entitled but do not receive will accumulate additional Distributions) at the rate of 8.05% per annum, compounded quarterly, and Holders of QUIPS will be required to accrue interest income for United States federal income tax purposes. See "Description of QUIPS-- Distributions," "Description of QUIDS--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Stated Interest and Original Issue Discount."

  HECO has, through the HECO QUIDS, the Subsidiary Guarantees, the Trust Guarantee, the Trust Agreement (as defined herein), the HECO Indenture (as defined herein) and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed, on a subordinated basis, all of the Trust's obligations under the QUIPS. The Trust Guarantee guarantees the payment of Distributions and payments on liquidation or redemption of the QUIPS, but only in each case to the extent of funds held by the Trust. If HECO does not make payments on the QUIDS (whether as a result of its failure to make interest payments on the HECO QUIDS or its failure to make payments under the applicable Subsidiary Guarantee in the event that MECO or HELCO fails to make interest payments on its QUIDS), the Trust will have insufficient funds to pay Distributions on the QUIPS. The Trust Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. See "Description of Trust Guarantee." In such event, a Holder of QUIPS may institute a legal proceeding directly against the defaulting Company (and against HECO as guarantor if the defaulting Company is MECO or HELCO) to enforce payment of such Distributions to such Holder. The obligations of HECO under the Trust Guarantee, the HECO QUIDS, the HECO Indenture, the Subsidiary Guarantees and the Expense Agreement are subordinate and junior in right of payment to all of HECO's Senior Debt.

  The QUIPS are subject to mandatory redemption, in whole or in part, upon repayment of the QUIDS at maturity or their earlier redemption in an amount equal to the amount of related QUIDS maturing or being redeemed at a redemption price equal to the aggregate Liquidation Preference of such QUIPS plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Price"). The QUIDS of each Company are redeemable prior to maturity (i) at the option of each of the respective Companies on or after March 27, 2002, in whole at any time or in part from time to time, at a redemption price equal to the accrued and unpaid interest on the QUIDS so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof (the "QUIDS Redemption Price") or (ii) at the option of HECO at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event (as defined herein), at the QUIDS Redemption Price, subject, in each case, to the further conditions described under "Description of QUIDS-- Redemption."

  Upon the occurrence and continuation of a Special Event and subject to obtaining prior approval from the Public Utilities Commission of the State of Hawaii (the "PUC"), HECO may, instead of redeeming the QUIPS, direct the Property Trustee to dissolve the Trust and, after satisfaction of creditors of the Trust as provided by applicable law, cause QUIDS to be distributed to the Holders of the QUIPS in liquidation of the Trust and in lieu of any cash distribution. In order to effect such a distribution, HECO will issue to the Trust additional 8.05% Junior Subordinated Deferrable Interest Debentures, Series 1997 in the aggregate principal amount of the MECO QUIDS and HELCO QUIDS then held by the Trust (the "Substituted HECO QUIDS") and having the same terms as the HECO QUIDS in exchange for the MECO QUIDS and HELCO QUIDS (the "Exchange"), which MECO QUIDS and HELCO QUIDS shall thereafter represent obligations of MECO and HELCO to HECO. The Trust will then distribute the HECO QUIDS and the Substituted HECO QUIDS (collectively, the "Distributable HECO QUIDS") to the Holders of the QUIPS. Under current United States federal income tax law, the Exchange would likely be treated as a taxable exchange with respect to each such Holder's pro rata share of the MECO QUIDS and the HELCO QUIDS for United States federal income tax purposes and such Holder would recognize gain or loss as described under "Certain Federal Income Tax Consequences--Distribution of QUIDS to Holders of QUIPS." See "Description of QUIPS--Redemption or Exchange--Special Event Redemption or Distribution of QUIDS" and "Description of QUIDS--Distribution of QUIDS; Exchange of Substituted HECO QUIDS for MECO and HELCO QUIDS." The Distributable HECO QUIDS may also be distributed to Holders of the QUIPS under certain other circumstances as described below. See "Description of QUIPS-- Liquidation Value; Liquidation Distribution Upon Dissolution."

  The HECO QUIDS, the HECO Indenture, the Trust Guarantee, the Expense Agreement and the Subsidiary Guarantees are subordinate and junior in right of payment to all Senior Debt of HECO. The MECO QUIDS and HELCO QUIDS, and the obligations of MECO and HELCO under the Expense Agreement, are subordinate and junior in right of payment to all of their respective Senior Debt. As of December 31, 1996, the principal portion of the Senior Debt of HECO, MECO and HELCO was approximately $494.4 million (exclusive of contingent amounts under HECO's guarantees of the obligations of its subsidiaries), $138.2 million and $95.6 million, respectively (or $728.2 million in the aggregate). In addition, since HECO receives interest and dividends from MECO and HELCO, and certain of the operating assets of the Companies are owned by MECO and HELCO, the HECO QUIDS will be effectively subordinated to all existing and future liabilities of HECO's subsidiaries (which, to the extent such existing liabilities constitute the principal portion of Senior Debt of such subsidiaries, was equal to approximately $233.8 million in the aggregate at December 31, 1996). Accordingly, Holders of HECO QUIDS (and the Substituted HECO QUIDS, if issued) should look only to the assets of HECO for payments thereon. See "Description of QUIDS--Subordination." The terms of the QUIDS place no limitation on the amount of Senior Debt that may be incurred by any of the Companies.

  In the event of the dissolution of the Trust, after satisfaction of the creditors of the Trust as provided by applicable law, the Holders of the QUIPS will be entitled to receive a liquidation preference of $25 per QUIPS plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of a Like Amount (as defined herein) in Distributable HECO QUIDS in certain circumstances. See "Description of QUIPS-- Liquidation Value; Liquidation Distribution Upon Dissolution."

  The QUIPS have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. If Distributable HECO QUIDS are distributed to the Holders of QUIPS upon the liquidation of the Trust, HECO will use its best efforts to list the Distributable HECO QUIDS on the New York Stock Exchange or such other stock exchanges, if any, on which the QUIPS are then listed.

  The QUIPS will be represented by a global certificate registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the QUIPS will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, QUIPS in certificated form will not be issued in exchange for the global certificate. See "Description of QUIPS--Book-Entry Issuance."

                             AVAILABLE INFORMATION

  HECO and its parent corporation, Hawaiian Electric Industries, Inc. ("HEI"), are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at the Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Chicago Regional Office, Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. If available, such reports and other information may also be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's Web Site on the Internet (http://www.sec.gov). Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which exchanges HEI's common stock is listed.

  The Companies and the Trust have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus constitutes a part of the Registration Statement and omits, in accordance with the rules and regulations of the Commission, certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein for further information with respect to the Companies, the Trust and the securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.

  No separate financial statements of MECO, HELCO or the Trust have been included herein. In accordance with Staff Accounting Bulletin 53, HECO includes summarized financial information concerning MECO and HELCO in the footnotes to its audited consolidated financial statements, and such information is set forth herein under "Selected Consolidated Financial Information." The Companies and the Trust do not consider that separate financial statements of the Trust would be material to Holders of the QUIPS because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the QUIDS and issuing the QUIPS and Common Securities. See "HECO Capital Trust I," "Description of QUIPS," "Description of QUIDS," "Description of Trust Guarantee" and "Description of Subsidiary Guarantees." In addition, HECO intends to seek Staff Accounting Bulletin 53 treatment for the Trust and will include an appropriate footnote pertaining to the QUIPS and the Trust in its audited consolidated financial statements. See "Accounting Treatment."

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed with the Commission (File No. 1-4955) by HECO pursuant to Section 13 of the Exchange Act are hereby incorporated by reference in this Prospectus insofar as such documents relate to the
Companies: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Form 10-K/A dated April 30, 1996; (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (c) Current Reports on Form 8-K filed January 21, 1997, January 27, 1997, February 3, 1997 and March 13, 1997.

  Each document filed by HECO with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such document insofar as such document relates to the Companies. Any statement contained in this Prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein (each, an "Incorporated Document"), shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or therein (or in any other subsequently filed Incorporated Document) modifies or supersedes such statement. Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  Certain information contained in this Prospectus summarizes, is based upon or refers to information and financial statements contained in one or more of the Incorporated Documents. Accordingly, such information contained herein is qualified in its entirety by reference to such Incorporated Documents and should be read in conjunction therewith.

  HECO WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE INCORPORATED DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO: TREASURER, HAWAIIAN ELECTRIC COMPANY, INC., P. O. BOX 2750, HONOLULU, HAWAII 96840-0001, TELEPHONE NUMBER
(808) 543-7360.

                                 RISK FACTORS

  Prospective purchasers of the QUIPS should consider carefully the risk factors set forth below, as well as all other information contained or incorporated by reference in this Prospectus, in evaluating an investment in the QUIPS. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the risk factors set forth below are meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE TRUST GUARANTEE, THE QUIDS AND THE SUBSIDIARY GUARANTEES

  The obligations of HECO under the Trust Guarantee and the Subsidiary Guarantees (collectively, the "Guarantees") issued by HECO for the benefit of the Holders of QUIPS are unsecured and rank subordinate and junior in right of payment to all Senior Debt of HECO. The obligations of each of the Companies under its respective QUIDS are subordinate and junior in right of payment to all Senior Debt of such Company. At December 31, 1996, the principal portion of the Senior Debt of HECO (exclusive of contingent amounts under HECO's guarantees of the obligations of its subsidiaries), MECO and HELCO was approximately $494.4 million, $138.2 million and $95.6 million, respectively (or $728.2 million in the aggregate). HECO receives interest and dividends from MECO and HELCO. Accordingly, the HECO QUIDS (and the Substituted HECO QUIDS, if issued) and the Guarantees will be effectively subordinated to all existing and future liabilities of HECO's subsidiaries (which, to the extent such existing liabilities constitute the principal portion of Senior Debt of such subsidiaries, was equal to approximately $233.8 million in the aggregate at December 31, 1996) and Holders of QUIDS should look only to the assets of HECO for payments on the HECO QUIDS (and the Substituted HECO QUIDS, if issued) and the Guarantees. Neither the Indentures pursuant to which the QUIDS will be issued, nor the Trust Agreement, the Trust Guarantee or the Subsidiary Guarantees, places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by any of the Companies. Also, the provisions of the Trust Agreement, the Indentures or the Guarantees do not afford Holders of the QUIPS or the QUIDS protection in the event of a highly leveraged or other transaction involving the Companies, or in the event of a change in control thereof, that may adversely affect Holders of the QUIPS or the QUIDS. See "Description of QUIDS--Subordination," "Description of Trust Guarantee--Status of the Trust Guarantee" and "Description of Subsidiary Guarantees."

  The ability of the Trust to pay amounts due on the QUIPS is solely dependent upon the Companies making payments on the QUIDS as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

  Each of the Companies has the right under the respective indenture pursuant to which its QUIDS will be issued to defer the payment of interest on its respective QUIDS at any time or from time to time for a period (including any extensions thereof) not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the QUIDS. As a consequence of any such deferral, quarterly Distributions on the QUIPS and the Common Securities by the Trust will be deferred in a corresponding amount (and the amount of Distributions to which Holders of the QUIPS and the Common Securities are entitled but do not receive will accumulate additional Distributions thereon at the rate of 8.05% per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. Unless all three of the Companies defer the payment of interest on their QUIDS for the same Extension Period, Holders will receive partial Distributions in the corresponding amounts not deferred.

  During any such Extension Period, each of the deferring Companies (and, if such deferring Company is MECO or HELCO, HECO) may not, either directly or indirectly through a subsidiary, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of its debt securities (including other junior subordinated deferrable interest debentures of such Company) that rank pari passu with or junior in interest to the QUIDS on which payment is being deferred or (iii) make any guarantee payments with respect to any guarantee issued by such Company if such guarantee ranks pari passu with or junior in interest to the QUIDS on which payment is being deferred, in each case other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its common stock and exchanges or conversions of common stock of one class for common stock of another class, (b) payments by HECO under the Trust Guarantee (or any other guarantee by HECO with respect to any securities of any of its subsidiaries, provided that the proceeds from the issuance of such securities were used to purchase junior subordinated deferrable interest debentures Issued by any of the Companies) and the Subsidiary Guarantees, and (c) purchases by a Company of its common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by HECO or any of its subsidiaries. Prior to the termination of any such Extension Period, the deferring Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the QUIDS. Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, the deferring Company may elect to begin a new Extension Period subject to the above requirements. See "Description of QUIPS--Distributions" and "Description of QUIDS--Option to Extend Interest Payment Period."

  Should an Extension Period occur, each Holder of QUIPS (even if it uses the cash method of accounting for United States federal income tax purposes) will be required to accrue income (in the form of original issue discount for United States federal income tax purposes) in respect of its allocable share of the deferred interest on the QUIDS of the deferring Company. As a result, a Holder of QUIPS will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Trust if such Holder disposes of the QUIPS prior to the record date for any Distribution Date (as defined herein) on which such deferred Distribution is paid. See "Certain Federal Income Tax Consequences--Stated Interest and Original Issue Discount" and "-- Sales or Redemption of QUIPS."

  None of the Companies has a current intention of exercising its right to defer payments of interest by extending the interest payment period on its respective QUIDS. Moreover, because of the consequences of exercising such right, including a prohibition on the payment of dividends with respect to a deferring Company's capital stock (and with respect to HECO's capital stock if the deferring Company is MECO or HELCO), each of the Companies believes that the likelihood of such exercise is remote. However, should any of the Companies elect to exercise such right in the future, the market price of the QUIPS is likely to be affected. A Holder that disposes of its QUIPS during an Extension Period, therefore, might not receive the same return on its investment as a Holder that continues to hold its QUIPS. In addition, as a result of the existence of a right to defer interest payments, the market price of the QUIPS (which represent preferred undivided beneficial interests in the QUIDS) may be more volatile than the market prices of other securities which do not contain such right.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION; TAXABLE EXCHANGES; POSSIBLE TAX LAW CHANGES

  Upon the occurrence and continuation of either a Tax Event or an Investment Company Event (each, as defined herein, a "Special Event"), the Companies, at the direction of HECO, have the right to redeem the QUIDS in whole (but not in part) at the QUIDS Redemption Price within 90 days following the occurrence of such Special Event and thereby cause a mandatory redemption of the QUIPS and Common Securities. Under current United States federal income tax law, such a redemption of the QUIPS would constitute a taxable event to the Holders thereof. See "Certain Federal Income Tax Consequences--Sales or Redemption of QUIPS."

  Instead of redeeming the QUIPS, HECO has the right, upon the occurrence and continuation of a Special Event and subject to obtaining prior approval from the PUC, to direct the Property Trustee to dissolve the Trust and, in connection therewith, after satisfaction of creditors of the Trust, if any, to issue Substituted HECO QUIDS in exchange for the MECO QUIDS and the HELCO QUIDS and then cause the Distributable HECO QUIDS to be distributed to the Holders of QUIPS on a pro rata basis in liquidation of such Holders' interests in the Trust. Under current United States federal income tax law, although the distribution of the Distributable HECO QUIDS upon the dissolution of the Trust would not be a taxable exchange to Holders of the QUIPS for United States federal income tax purposes, the Exchange of the MECO QUIDS and the HELCO QUIDS for the Substituted HECO QUIDS would be treated as such a taxable exchange to Holders of the QUIPS if such Exchange were deemed to constitute a change of obligor, within the meaning of United States federal income tax law, with respect to the QUIDS so exchanged. As a result of such taxable exchange, each Holder would recognize gain or loss as described under "Certain Federal Income Tax Consequences--Distribution of QUIDS to Holders of QUIPS." In addition, if the Trust were characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution, or if there were a change in law or legal interpretation, or upon the occurrence of certain other circumstances, the distribution of the Distributable HECO QUIDS could be a taxable exchange to Holders of QUIPS. See "Certain Federal Income Tax Consequences--Distribution of QUIDS to Holders of QUIPS."

  Because Holders of QUIPS may receive Distributable HECO QUIDS on dissolution of the Trust, prospective purchasers of QUIPS are also making an investment decision with regard to the Distributable HECO QUIDS and should carefully review all the information regarding the QUIDS contained herein. See "Description of QUIPS--Redemption or Exchange--Special Event Redemption or Distribution of QUIDS" and "Description of QUIDS."

  A "Tax Event" means the receipt by HECO or the Trust of an opinion of counsel, rendered by a law firm having a recognized federal and state tax and securities practice, to the effect that, as a result of a Tax Action (as defined herein), there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income received or accrued on the QUIDS,
(ii) interest payable by any of the Companies on its respective QUIDS is not, or within 90 days of the date thereof will not be, deductible by such Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges. A "Tax Action" includes (a) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States, or of any State or the District of Columbia, or of any political subdivision or taxing authority thereof or therein, (b) any judicial decision interpreting, applying or clarifying such laws or regulations or (c) any administrative pronouncement or action that represents an official position (including a clarification of an official position) of the governmental authority or regulatory body making such administrative pronouncement or taking such action, in each such case that occurs or becomes effective on or after the date of original issuance of the QUIPS.

  An "Investment Company Event" means the receipt by HECO or the Trust of an opinion of counsel, rendered by a law firm having a recognized federal securities practice, to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the QUIPS.

  On February 6, 1997, President Clinton released the administration's fiscal year 1998 budget proposal, including a proposal for tax legislation that would, among other things, generally deny a deduction for interest (and original issue discount ("OID")) on a corporate debt instrument with (i) a maximum weighted average maturity of more than 40 years or (ii) a maximum term of more than 15 years that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above described provisions were proposed to be effective for instruments issued on or after the date of "first committee action," the meaning of which is unclear. The House Ways and Means Committee began a full committee hearing on the President's fiscal year 1998 budget proposal on February 11, 1997. There can be no assurance as to whether the effective date guidance contained in the President's legislative proposal will be followed if the proposed legislation is enacted, or whether future legislative or administrative proposals or final legislation enacted after the date hereof will not adversely affect the ability of the Companies to deduct the interest on the QUIDS. A change in law consistent with the President's legislative proposal, if it were to apply retroactively to the issuance of the QUIPs, would give rise to a Tax Event, which would in turn permit HECO to cause a redemption of the QUIPS or a distribution of Distributable HECO QUIDS upon dissolution of the Trust upon receipt of an opinion of counsel, as described more fully under "Description of QUIPS-- Redemption or Exchange--Special Event Redemption or Distribution of QUIDS." Such a change in law would not alter the United States federal income tax consequences of the purchase, ownership and disposition of QUIPS. See "Certain Federal Income Tax Consequences." Despite the existing uncertainty with respect to proposed tax legislation as discussed above, HECO has elected to offer QUIPS because the issuance thereof, under current law, is expected to improve its capital structure while lowering its cost of capital.

MARKET PRICE

  There can be no assurance as to the market prices for QUIPS or for the Distributable HECO QUIDS that may be distributed in exchange for QUIPS if a dissolution of the Trust occurs. Accordingly, the QUIPS that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Distributable HECO QUIDS that a Holder of QUIPS may receive on dissolution of the Trust, may trade at a discount to the price that the investor paid to purchase the QUIPS offered hereby. In addition, in connection with the Exchange of the Substituted HECO QUIDS for the MECO QUIDS and the HELCO QUIDS, the Substituted HECO QUIDS may be treated as having been issued either with OID or at a premium, depending on their fair market value at the time of the Exchange and a Holder's tax basis in the QUIPS at the time of the Exchange. Accordingly, if the Substituted HECO QUIDS are treated as having been issued with OID, a Holder of QUIPS (even if it uses the cash method of accounting for United States federal income tax purposes) would be required to include OID in income on an economic accrual basis with respect to such Substituted HECO QUIDS.

RIGHTS UNDER THE TRUST GUARANTEE; LIMITATION OF FUNDS AVAILABLE TO THE TRUST

  The Trust Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Bank of New York will act as the indenture trustee under the Trust Guarantee (the "Trust Guarantee Trustee") for the purposes of compliance with the Trust Indenture Act and will hold the Trust Guarantee for the benefit of the Holders of the QUIPS. The Bank of New York will also act as Debenture Trustee for the QUIDS and as Property Trustee under the Trust Agreement, and the Delaware affiliate of the Property Trustee will act as the Delaware Trustee under the Trust Agreement. The Trust Guarantee guarantees to the Holders of the QUIPS the following payments, to the extent not paid by the Trust: (i) any accumulated and unpaid Distributions required to be paid on the QUIPS, to the extent that the Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any QUIPS called for redemption, to the extent that the Trust has funds on hand available therefor at such time, and
(iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (unless the Distributable HECO QUIDS are distributed to Holders of the QUIPS), the lesser of (a) the aggregate of the Liquidation Preference and all accumulated and unpaid Distributions to the date of payment to the extent that the Trust has funds on hand available therefor at such time and
(b) the amount of assets of the Trust remaining available for distribution to Holders of the QUIPS in liquidation of the Trust. The Holders of not less than a majority in aggregate

Liquidation Preference of the QUIPS have the right to waive any default by HECO on any of its payment obligations under the Trust Guarantee, and to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust power conferred upon the Trust Guarantee Trustee under the Trust Guarantee. Any Holder of the QUIPS may institute a proceeding directly against HECO to enforce its rights under the Trust Guarantee without first instituting a proceeding against the Trust, the Trust Guarantee Trustee or any other person or entity.

  If HECO were to default on its obligation to pay amounts payable under the HECO QUIDS, or if MECO or HELCO were to default on their obligations to pay amounts payable under their respective QUIDS and HECO were to default on its related obligation to make such payments under the Subsidiary Guarantees, the Trust would lack funds for the payment of Distributions or amounts payable upon redemption of the QUIPS or otherwise, and, in such event, Holders of the QUIPS would not be able to rely upon the Trust Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default (as defined herein) shall have occurred and be continuing and such event is attributable to the failure of one or more of the Companies to pay interest on or principal of the QUIDS on the payment date on which such payment is due and payable (and, in the case of such default by either or both of MECO and HELCO, the failure of HECO to make such payment under the Subsidiary Guarantees), then a Holder of QUIPS may directly institute a proceeding against each defaulting Company (and, if the defaulting Company is MECO or HELCO, against HECO as guarantor) for enforcement of payment to such Holder of the interest on or principal of such QUIDS having a principal amount equal to the aggregate Liquidation Preference of the QUIPS of such Holder (a "Direct Action"). In connection with such Direct Action, the defaulting Company (or HECO, as guarantor) will be subrogated to the rights of such Holder of QUIPS to the extent of any payment made by such Company (or by HECO, as guarantor) to such Holder of QUIPS in such Direct Action. Unless Distributable HECO QUIDS are distributed to the Holders of the QUIPS, such Holders will not be able to exercise directly any other remedy available to holders of QUIDS or assert directly any other rights in respect of the QUIDS. See "Description of QUIPS-- Enforcement of Certain Rights by Holders of QUIPS," "Description of QUIDS-- Debenture Events of Default," "Description of Trust Guarantee" and "Description of Subsidiary Guarantees." The Trust Agreement provides that each Holder of QUIPS by acceptance thereof agrees to the provisions of the Trust Guarantee and the Indentures.

LIMITED VOTING RIGHTS

  Holders of QUIPS will generally have limited voting rights relating only to the modification of the QUIPS and the dissolution, winding-up or liquidation of the Trust. Holders of QUIPS will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, which voting rights are vested exclusively in HECO as the Holder of the Common Securities except upon the occurrence of certain events described herein. The Administrative Trustees (as defined herein) and HECO may amend the Trust Agreement without the consent of Holders of QUIPS to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust and that the Trust will not be required to register as an "investment company" under the Investment Company Act, even if such action adversely affects the interests of such Holders. See "Description of QUIPS--Removal of Trustees" and "--Voting Rights; Amendment of the Trust Agreement."

TRADING CHARACTERISTICS OF THE QUIPS

  The QUIPS constitute a new issue of securities with no established trading market. While the QUIPS have been approved for listing on the New York Stock Exchange upon official notice of issuance, no assurance can be given as to the liquidity of or the development and maintenance of trading markets for the QUIPS. In addition, the QUIPS may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying QUIDS. A Holder of QUIPS that disposes of its QUIPS between record dates for any Distribution Dates will nevertheless be required to include in income as ordinary income an amount equal to the accrued but unpaid interest on the

QUIDS through the date of disposition. Such Holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Sales or Redemption of QUIPS."

CAPITAL AND OTHER EXPENDITURES

  The Companies anticipate that they will continue to make substantial capital expenditures in the future. They also may make acquisitions, some of which may be significant, and the funding for which may be generated, in whole or in part, from the incurrence of indebtedness. The incurrence of indebtedness to fund capital expenditures or acquisitions (or the assumption of indebtedness in connection with such acquisitions), which in each case could be senior to the QUIPS and the QUIDS, could result in a downgrading of HECO's credit rating, and, as a result, have an adverse effect upon the market value of the QUIPS and the QUIDS.

                             HECO CAPITAL TRUST I

  HECO Capital Trust I is a statutory business trust created under the Delaware Business Trust Act, as amended (the "Trust Act"), pursuant to (i) the trust agreement executed by HECO, as Depositor, The Bank of New York, as Property Trustee, and The Bank of New York (Delaware), as the Delaware Trustee, and the three Administrative Trustees named therein (collectively, the "Trustees"), and (ii) the filing of a certificate of trust with the Delaware Secretary of State on December 31, 1996. The Administrative Trustees are individuals who are officers of HECO. The trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust's business and affairs are conducted by the Trustees. The Bank of New York, as Property Trustee, will act as sole indenture trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act. The Bank of New York will also act as trustee under the Guarantees and the Indentures. See "Description of QUIDS," "Description of Trust Guarantee" and "Description of Subsidiary Guarantees." HECO, as the holder of the Common Securities, or the Holders of a majority in Liquidation Preference of the QUIPS if any Debenture Event of Default has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. In no event will the Holders of the QUIPS have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in HECO, as the holder of the Common Securities. The duties and obligations of each Trustee are governed by the Trust Agreement. HECO will pay all fees and expenses related to the Trust and the offering of the QUIPS and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. The principal office of the Trust is c/o The Bank of New York, 101 Barclay Street 21W, New York, New York 10286, Attention: Corporate Trust Trustee Administration. Inquiries concerning the Trust may also be directed to HECO at 900 Richards Street, Honolulu, Hawaii 96813, telephone number
(808) 543-7360.

  The Trust exists for the exclusive purposes and functions of (i) issuing and selling the QUIPS and the Common Securities, (ii) using the proceeds from the sale of QUIPS and the Common Securities to acquire QUIDS issued by the Companies, (iii) maintaining the status of the Trust as a grantor trust for United States federal income tax purposes and (iv) engaging in only those other activities necessary, convenient or incidental thereto. Accordingly, the QUIDS will be the sole assets of the Trust, and payments under the QUIDS and the Expense Agreement will be the sole revenues of the Trust. All of the Common Securities will be owned by HECO. The Common Securities will rank pari passu, and payments will be made thereon pro rata with the QUIPS, except that upon the occurrence and continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of HECO as Holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the Holders of the QUIPS. See "Description of QUIPS--Subordination of Common Securities." HECO will acquire the Common Securities in an aggregate liquidation preference of not less than 3% of the total capital of the Trust. The Trust has a term of 53 years, but may terminate earlier as provided in the Trust Agreement.

               HAWAIIAN ELECTRIC COMPANY, INC. AND SUBSIDIARIES

  HECO, a Hawaii corporation, was incorporated under the laws of the Kingdom of Hawaii on October 13, 1891, and became a wholly-owned subsidiary of HEI, a Hawaii corporation, as a result of a corporate reorganization completed on July 1, 1983. HECO's principal business and executive offices are located at 900 Richards Street, Honolulu, Hawaii 96813-2956, and its telephone number is
(808) 543-7771.

  HECO owns all of the common stock of MECO, acquired in 1968, and HELCO, acquired in 1970. MECO was incorporated under the laws of the Territory of Hawaii on April 28, 1921, and its principal business and executive offices are located at 210 West Kamehameha Avenue, Kahului, Hawaii 96732-2253, and its telephone number is (808) 871-2300. HELCO was incorporated under the laws of the Republic of Hawaii on December 5, 1894, and its principal business and executive offices are located at 1200 Kilauea Avenue, Hilo, Hawaii 96720-4295, and its telephone number is (808) 969-0121.

  HECO, MECO and HELCO are regulated operating electric public utilities engaged in the production, purchase, transmission, distribution and sale of electricity on the islands of Oahu; Maui, Lanai and Molokai; and Hawaii, respectively. These five islands had a combined population estimated at 1,135,000, or approximately 95 percent of the State's total population, and a service area of approximately 5,766 square miles. The Companies do not provide electric public utility service on the island of Kauai. The principal communities served include Honolulu (on Oahu), Wailuku and Kahului (on Maui) and Hilo and Kona (on Hawaii). The service areas also include numerous suburban communities, resorts, U.S. Armed Forces installations and agricultural operations.

  The Companies provide the only electric public utility service on the islands they serve. The following table sets forth the number of electric customer accounts as of December 31, 1994, 1995 and 1996 and the related electric sales revenues by Company for each of the years then ended:

                                     1994                    1995                    1996
                            ----------------------- ----------------------- -----------------------
                            CUSTOMER ELECTRIC SALES CUSTOMER ELECTRIC SALES CUSTOMER ELECTRIC SALES
                            ACCOUNTS    REVENUES    ACCOUNTS    REVENUES    ACCOUNTS    REVENUES
                            -------- -------------- -------- -------------- -------- --------------
                                                    (DOLLARS IN THOUSANDS)
   HECO.................... 264,992     $652,442    269,307     $712,380    271,602    $  767,264
   MECO....................  52,483      119,805     53,339      127,284     53,763       144,434
   HELCO...................  58,017      128,259     58,515      135,110     59,349       152,312
                            -------     --------    -------     --------    -------    ----------
                            375,492     $900,506    381,161     $974,774    384,714    $1,064,010
                            =======     ========    =======     ========    =======    ==========

  Revenues from the sale of electricity in 1996 were from the following types of customers in the proportions shown:

                                                           HECO  MECO  HELCO TOTAL
                                                           ----  ----  ----- -----
   Residential............................................  31%   36%    41%   33%
   Commercial.............................................  31    34     38    32
   Large light and power..................................  37    30     20    34
   Other..................................................   1    --      1     1
                                                           ---   ---    ---   ---
                                                           100%  100%   100%  100%
                                                           ===   ===    ===   ===

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following selected consolidated financial information should be read in conjunction with HECO's consolidated financial statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Incorporated Documents. The consolidated Income Statement and Operating Data for each of the years in the three-year period ended December 31, 1996, and the Capitalization Data as of December 31, 1996, are derived from, and are qualified by reference to, the audited consolidated financial statements included in the Incorporated Documents. The historical results are not necessarily indicative of the results of operations to be expected in the future.

                                             YEARS ENDED DECEMBER 31,
                                  ----------------------------------------------
                                    1992     1993     1994     1995      1996
                                  -------- -------- -------- -------- ----------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER BARREL
                                                     AMOUNTS)
INCOME STATEMENT AND OPERATING
 DATA:
Operating Revenues..............  $776,929 $874,010 $907,308 $981,990 $1,071,426
                                  -------- -------- -------- -------- ----------
Operating Expenses:
 Fuel Oil.......................   225,611  213,285  186,717  207,001    250,544
 Purchased Power................   172,761  258,723  271,636  276,364    286,077
 Other Operating Expenses.......   301,518  323,917  361,643  395,903    426,014
                                  -------- -------- -------- -------- ----------
 Total Operating Expenses.......   699,890  795,925  819,996  879,268    962,635
                                  -------- -------- -------- -------- ----------
Operating Income................  $ 77,039 $ 78,085 $ 87,312 $102,722 $  108,791
                                  ======== ======== ======== ======== ==========
Allowance for Equity Funds Used
 During Construction............  $  6,781 $  6,973 $  9,064 $ 10,202 $   11,741
Income Before Interest and Other
 Charges(1).....................  $ 86,799 $ 89,641 $102,105 $119,047 $  129,466
Allowance for Borrowed Funds
 Used During Construction.......  $  2,095 $  3,869 $  4,043 $  5,112 $    5,862
Income Before Preferred Stock
 Dividends of HECO(2)...........  $ 53,678 $ 56,126 $ 65,961 $ 77,023 $   85,213
Net Income for Common Stock.....  $ 49,153 $ 51,705 $ 61,645 $ 72,897 $   81,348
Ratio of Earnings to Fixed
 Charges(3).....................      3.03     3.25     3.47     3.46       3.58
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Stock Dividends(3).............      2.62     2.81     3.03     3.10       3.23
Average Fuel Oil Cost Per
 Barrel.........................  $  19.69 $  21.09 $  18.92 $  20.47 $    24.08
Kilowatthour Sales (Millions)...     8,332    8,325    8,593    8,806      8,991

                            AS OF DECEMBER 31, 1996         AS ADJUSTED(5)
                          --------------------------- ---------------------------
                          (DOLLARS IN   (% OF TOTAL   (DOLLARS IN   (% OF TOTAL
                          THOUSANDS)  CAPITALIZATION) THOUSANDS)  CAPITALIZATION)
                          ----------- --------------- ----------- ---------------
CAPITALIZATION DATA:
Short-Term Debt.........  $  125,920         8.0%     $   75,920         4.8%
Long-Term Debt
 (including $13 million
 due within one
 year)(4)...............     602,226        38.4         602,226        38.4
HECO-Obligated Preferred
 Securities of
 Subsidiary holding
 solely subordinated
 debentures of HECO,
 MECO and HELCO.........         --          --           50,000         3.2
Preferred Stock with
 Mandatory Redemption
 Requirements (including
 sinking fund
 requirements due within
 one year)..............      38,955         2.5          38,955         2.5
Preferred Stock without
 Mandatory Redemption
 Requirements...........      48,293         3.1          48,293         3.1
Common Stock Equity.....     751,311        48.0         751,311        48.0
                          ----------       -----      ----------       -----
 Total Capitalization...  $1,566,705       100.0%     $1,566,705       100.0%
                          ==========       =====      ==========       =====

-------
(1) Income Before Interest and Other Charges includes Operating Income plus the Allowance for Equity Funds Used During Construction and nonoperating income.

(2) Income Before Preferred Stock Dividends of HECO includes Income Before Interest and Other Charges, less interest (reduced by Allowance for Borrowed Funds Used During Construction), amortization of net bond premium and expense and preferred stock dividends of the HECO subsidiaries.

(3) See "Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock Dividends."

(4) The Department of Budget and Finance of the State of Hawaii (the "Department") was authorized by the Hawaii Legislature in 1994 to issue up to $170 million of Special Purpose Revenue Bonds and to loan the proceeds to HECO and its subsidiaries by December 31, 1997. Special Purpose Revenue Bonds in the aggregate principal amount of $125 million have been sold pursuant to this authorization. The Department was authorized by the Hawaii Legislature in 1996 to issue up to $150 million of Special Purpose Revenue Bonds and to loan the proceeds to HECO and MECO by December 31, 1999. No Special Purpose Revenue Bonds have been sold pursuant to this authorization. Long-Term Debt will increase from time to time as approximately $9.1 million of undrawn proceeds as of December 31, 1996 from the sale of bonds issued prior to 1997, and proceeds from the future sale of Special Purpose Revenue Bonds, are drawn down.

(5) Adjusted to reflect the issuance and sale of the QUIPS offered hereby and application of the proceeds therefrom in satisfaction of Short-Term Debt. See "Use of Proceeds" and "Accounting Treatment."

  The following table summarizes certain financial information for HECO consolidated, which is derived from audited financial information, and unaudited financial information for MECO and HELCO, individually.

                            HECO CONSOLIDATED         MECO              HELCO
                          --------------------- ----------------- -----------------
                              DECEMBER 31,        DECEMBER 31,      DECEMBER 31,
                             1995       1996      1995     1996     1995     1996
                          ---------- ---------- -------- -------- -------- --------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets..........  $  153,072 $  176,414 $ 27,161 $ 30,701 $ 23,485 $ 26,345
Noncurrent assets.......   1,863,211  1,989,132  306,191  366,489  368,785  390,464
                          ---------- ---------- -------- -------- -------- --------
                          $2,016,283 $2,165,546 $333,352 $397,190 $392,270 $416,809
                          ========== ========== ======== ======== ======== ========
Common stock equity.....  $  696,905 $  751,311 $126,458 $147,573 $136,929 $143,212
Cumulative preferred
 stock
 Not subject to
  mandatory redemption..      48,293     48,293    8,000    8,000   10,000   10,000
 Subject to mandatory
  redemption............      39,955     36,160    6,055    5,960    7,500    7,200
Current liabilities.....     309,637    299,240   57,551   41,700   64,234   73,650
Noncurrent liabilities..     921,493  1,030,542  135,288  193,957  173,607  182,747
                          ---------- ---------- -------- -------- -------- --------
                          $2,016,283 $2,165,546 $333,352 $397,190 $392,270 $416,809
                          ========== ========== ======== ======== ======== ========
                               YEARS ENDED         YEARS ENDED      YEARS ENDED
                              DECEMBER  31,       DECEMBER  31,     DECEMBER  31,
                          --------------------- ----------------- -----------------
                             1995       1996      1995     1996     1995     1996
                          ---------- ---------- -------- -------- -------- --------
                                               (IN THOUSANDS)
INCOME STATEMENT DATA:
Operating revenues......  $  981,990 $1,071,426 $128,707 $145,776 $135,730 $153,202
Operating income........  $  102,722 $  108,791 $ 16,575 $ 17,124 $ 15,959 $ 15,984
Net income for common
 stock..................  $   72,897 $   81,348 $ 11,798 $ 14,744 $ 13,109 $ 14,673

            CAPITAL EXPENDITURE PROGRAMS AND FINANCING REQUIREMENTS

CAPITAL EXPENDITURE PROGRAMS

  Capital expenditures include the costs of projects which are required to meet expected load growth, to improve reliability, and to replace and upgrade existing equipment. Capital expenditures requiring the use of cash totaled approximately $188.2 million in 1996, of which $84.0 million was attributable to HECO, $68.7 million to MECO and $35.5 million to HELCO. Approximately 66% of the total 1996 capital expenditures was for transmission and distribution projects and approximately 34% was for generation and general plant projects, including MECO's Maalaea combustion turbine and Lanai and Molokai generation and HELCO's Keahole combustion turbines. Cash contributions in aid of construction received in 1996 totaled $9.7 million.

  The Companies' current consolidated forecast of net capital expenditures, which excludes the allowance for funds used during construction ("AFUDC") and capital expenditures funded by third-party contributions in aid of construction, for the five-year period 1997 through 2001 is approximately $711 million. Approximately 65% of forecast gross capital expenditures, including AFUDC and third-party contributions in aid of construction, is for transmission and distribution projects, with the remaining 35% primarily for generation projects.

  Capital expenditure estimates and the timing of construction projects are reviewed periodically by management and may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of kilowatthour sales and peak load, the availability of purchased power, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate relief, escalations in construction costs, demand side management programs and requirements of environmental and other regulatory and permitting authorities.

FINANCING REQUIREMENTS

  The Companies' consolidated requirements for funds in the years 1997 through 2001, including net capital expenditures, debt retirements (exclusive of reductions in levels of short-term borrowings) and sinking fund requirements, are currently estimated to total $768 million. HECO's consolidated internal sources, after payment of common stock and preferred stock dividends, are currently expected to provide approximately 75% of the $768 million in total requirements, with debt and equity financing providing the remaining requirements. HECO currently estimates that it will require approximately
$23 million in new common equity, in addition to retained earnings, over the five-year period 1997 through 2001. The PUC must approve issuances of long-term debt and equity for HECO, MECO and HELCO, and has approved the issuance of the QUIDS to be purchased by the Trust from the proceeds of the Common Securities and the QUIPS offered hereby. Prior approval of the PUC is required before the Substituted HECO QUIDS may be issued to effect the Exchange.

                  RATIOS OF EARNINGS TO FIXED CHARGES AND TO
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth HECO's consolidated ratios of earnings to fixed charges, and to combined fixed charges and preferred stock dividends, for the periods indicated:

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                      1992 1993 1994 1995 1996
                                                      ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges................... 3.03 3.25 3.47 3.46 3.58
Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends........................... 2.62 2.81 3.03 3.10 3.23

  In computing the Ratio of Earnings to Fixed Charges, earnings represent Income Before Preferred Stock Dividends of HECO (reduced by Allowance for Borrowed Funds Used During Construction) plus federal and state income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (without reduction for the Allowance for Borrowed Funds Used During Construction) plus amortization of net bond premium and expense, pre-tax preferred stock dividend requirements of MECO and HELCO, and the estimated interest component of rentals. In computing the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends, pre-tax preferred stock dividend requirements of HECO are added to fixed charges.

                                USE OF PROCEEDS

  All of the proceeds from the sale of QUIPS and the Common Securities will be invested by the Trust in QUIDS. The proceeds from the sale to the Trust of the QUIDS will be used by each Company to finance capital expenditures or to repay short-term borrowings incurred to finance capital expenditures. All or a portion of the net proceeds may be invested temporarily in commercial paper, in repurchase agreements or both until such short-term borrowings mature. As of March 21, 1997, HECO's commercial paper outstanding totaled approximately $119 million and its borrowings from HEI totaled approximately $31 million. As of the same date, MECO's and HELCO's short-term borrowings from HECO totaled approximately $17 million and $49 million, respectively. Such commercial paper and inter-company borrowings bear interest at prevailing market rates and such commercial paper had remaining maturities as of that date of not more than 30 days.

                             ACCOUNTING TREATMENT

  The financial statements of the Trust will be consolidated into HECO's consolidated financial statements, with the QUIPS treated as minority interest and shown in HECO's consolidated balance sheet as "HECO-Obligated Preferred Securities of Subsidiary holding solely subordinated debentures of HECO, MECO and HELCO." The financial statement footnotes of HECO will further identify these securities as "HECO--Obligated 8.05% Cumulative Quarterly Income Preferred Securities, Series 1997, of HECO Capital Trust I, a wholly-owned subsidiary holding solely 8.05% Junior Subordinated Deferrable Interest Debentures, Series 1997 of HECO and its wholly-owned subsidiaries, MECO and HELCO" and will describe the terms of the applicable securities. It is expected that all future reports filed by HECO under the Exchange Act will present information regarding the Trust. In addition, since HECO intends to seek Staff Accounting Bulletin 53 treatment for the Trust, the footnote to HECO's audited consolidated financial statements will reflect that (i) the Common Securities of the Trust are wholly-owned by HECO, (ii) the sole assets of the Trust are the QUIDS, specifying principal amount, interest rate and maturity date of the QUIDS held and (iii) the Guarantees, when taken together with HECO's obligations under its QUIDS and its obligations under the Trust Agreement and the Expense Agreement, effectively provide a full and unconditional guarantee, on a subordinated basis, of amounts due on the QUIPS. See "Available Information."

                             DESCRIPTION OF QUIPS

  The QUIPS will be created pursuant to the terms of the Trust Agreement. The following summary of the material terms and provisions of the QUIPS and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Trust Agreement. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

  Pursuant to the terms of the Trust Agreement, the Trustees on behalf of the Trust will issue the QUIPS and the Common Securities. The QUIPS will rank pari passu, and payments will be made thereon pro rata based on aggregate Liquidation Preference amounts, with the Common Securities of the Trust, except that the QUIPS will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities. See "--Subordination of Common Securities."

  The QUIPS will represent preferred undivided beneficial interests in the assets of the Trust, and will be entitled to other benefits as described in the Trust Agreement. The QUIDS will be the only assets of the Trust. Legal title to the QUIDS will be held by the Property Trustee in trust for the benefit of the Holders of the QUIPS and Common Securities. The Trust Guarantee will be a guarantee on a subordinated basis with respect to the QUIPS but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the QUIPS when the Trust does not have funds on hand available to make such payments. See "Description of Trust Guarantee."

DISTRIBUTIONS

  Distributions on QUIPS will be payable at the annual rate of 8.05% of the stated Liquidation Preference of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Distributions will accumulate from March 27, 1997, the date of original issuance. The first Distribution payment date for the QUIPS will be June 30, 1997. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, except for any period shorter than a full calendar month, in which case such amount will be computed on the basis of the actual number of days elapsed. In the event that any date on which Distributions are payable on the QUIPS is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such

Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day (without any reduction in Distributions in respect of such early payment), in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the Property Trustee or the Debenture Trustee (as defined herein) is closed for business.

  So long as no Event of Default under its Indenture has occurred and is continuing, each of the Companies has the right under its Indenture to elect to defer the payment of interest on its respective QUIDS at any time or from time to time for a period (including any extensions thereof) not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the QUIDS. As a consequence of any such deferral, quarterly Distributions on the QUIPS in a corresponding amount will be deferred by the Trust during any such Extension Period. Unless all three of the Companies defer the payment of interest on their QUIDS for the same Extension Period, Holders will receive partial Distributions in the corresponding amounts not deferred. Distributions to which Holders of the QUIPS are entitled but do not receive will accumulate additional Distributions thereon at the rate per annum of 8.05% thereof, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, each of the deferring Companies (and, if such deferring Company is MECO or HELCO, HECO) may not, either directly or indirectly through a subsidiary, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including other junior subordinated deferrable interest debentures of such Company) that rank pari passu with or junior in interest to the QUIDS on which payment is being deferred or (iii) make any guarantee payments with respect to any guarantee issued by such Company if such guarantee ranks pari passu with or junior in interest to the QUIDS on which payment is being deferred (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its common stock and exchanges or conversions of common stock of one class for common stock of another class, (b) payments by HECO under the Trust Guarantee (or under any other similar guarantee by HECO with respect to any securities of any of its subsidiaries, provided that the proceeds from the issuance of such securities were used to purchase junior subordinated deferrable interest debentures issued by any of the Companies) and the Subsidiary Guarantees, and (c) purchases of its common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by it). Prior to the termination of any such Extension Period, the deferring Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the QUIDS. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the deferring Company may elect to begin a new Extension Period. See "Description of QUIDS--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Stated Interest and Original Issue Discount."

  None of the Companies has a current intention of exercising its right to defer payments of interest on its QUIDS by extending the interest payment period on such QUIDS. Moreover, because of the consequences of exercising such right, including a prohibition on the payment of dividends with respect to a deferring Company's capital stock (and with respect to HECO's capital stock if the deferring Company is MECO or HELCO), each of the Companies believes that the likelihood of such exercise is remote.

  The revenues of the Trust available for distribution to Holders of the QUIPS will be limited to payments under the QUIDS (in which the Trust will invest the proceeds from the issuance and sale of the QUIPS and the Common Securities) and payments under the Expense Agreement. See

"Description of QUIDS." If all of the Companies do not make interest payments on the QUIDS, the Property Trustee will not have sufficient funds available to pay full Distributions on the QUIPS. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by HECO on a subordinated basis as set forth herein under "Description of Trust Guarantee."

  Distributions on the QUIPS on each Distribution Date will be payable to the Holders thereof as they appear on the register of the Trust on the relevant record date, which, as long as the QUIPS remain in book-entry form, will be one Business Day prior to such Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "--Book-Entry Issuance." In the event that the QUIPS are not in book-entry form, the relevant record date for such QUIPS shall be the date that is 15 days prior to the relevant Distribution Date, whether or not a Business Day, and payments shall be made as described under "--Payment and Paying Agency."

REDEMPTION OR EXCHANGE

  MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of any QUIDS, whether at maturity or upon earlier redemption as provided in any Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the QUIPS and the Common Securities, upon not less than 30 nor more than 60 days notice, at the Redemption Price, which is equal to the aggregate Liquidation Preference of the QUIPS and Common Securities to be redeemed plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of QUIDS--Redemption."

  Each of the Companies will have the right to redeem its QUIDS on or after March 27, 2002, in whole at any time or in part from time to time, subject to the conditions described under "Description of QUIDS--Redemption," at the QUIDS Redemption Price, which is equal to the accrued and unpaid interest on the QUIDS so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof (the "QUIDS Redemption Price"). In addition, the Companies, at the direction of HECO, will have the right to redeem the QUIDS at any time, in whole (but not in part), upon the occurrence of a Tax Event or an Investment Company Event (each, as defined below, a "Special Event") and subject to the further conditions described under "Description of QUIDS-- Redemption," at the QUIDS Redemption Price.

  SPECIAL EVENT REDEMPTION OR DISTRIBUTION OF QUIDS. If a Special Event in respect of the QUIPS and Common Securities shall occur and be continuing, (i) the Companies, at the direction of HECO, have the right to redeem the QUIDS in whole (but not in part) at the QUIDS Redemption Price, and thereby cause a mandatory redemption of the QUIPS and Common Securities in whole (but not in part) at the Redemption Price, within 90 days following the occurrence of such Special Event, or (ii) subject to obtaining prior approval from the PUC, HECO may direct the Property Trustee to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law and the consummation of the Exchange of Substituted HECO QUIDS for the MECO QUIDS and the HELCO QUIDS, cause the Distributable HECO QUIDS to be distributed to the Holders of the QUIPS and Common Securities in liquidation of the Trust. Under current United States federal income tax law, although the distribution of the Distributable HECO QUIDS upon the dissolution of the Trust would not be a taxable exchange to Holders of the QUIPS for United States federal income tax purposes, the Exchange of the MECO QUIDS and the HELCO QUIDS for the Substituted HECO QUIDS would likely be treated as such a taxable exchange. As a result of such taxable exchange, each holder would recognize gain or loss as described under "Certain Federal Income Tax Consequences--Distribution of QUIDS to Holders of QUIPS." In addition, if the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution or if there is a change in law or legal interpretation, or upon the occurrence of certain other circumstances, the distribution of the Distributable HECO QUIDS could be a taxable exchange to Holders of the QUIPS. See "Certain Federal Income Tax Consequences--Distribution of QUIDS to Holders of QUIPS." If HECO does not elect either option described above, the QUIPS will remain outstanding and, in the event a Tax Event has occurred and is continuing, Additional Sums (as defined below) may be payable on the QUIDS.

  EXTENSION OR SHORTENING OF MATURITY OF QUIDS. HECO shall have the right to extend or shorten the maturity of all of the QUIDS at any time (including the maturity of the Distributable HECO QUIDS at the time that HECO exercises its right to elect to dissolve the Trust and cause such QUIDS to be distributed to the Holders of such QUIPS and Common Securities in liquidation of the Trust or any time thereafter), provided that it can shorten or extend the maturity only if certain conditions are met at the time such election is made and at the time of such shortening or extension as described under "Description of QUIDS--General."

  "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding QUIPS and Common Securities of the Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject.

  "Investment Company Event" means the receipt by HECO or the Trust of an opinion of counsel, rendered by a law firm having a recognized federal securities practice, to the effect that, as a result of the occurrence of a change in law or regulation or a change (including a prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the QUIPS.

  "Like Amount" means (i) with respect to a redemption of the QUIPS and Common Securities, QUIPS and Common Securities having a Liquidation Preference (as defined below) equal to that portion of the principal amount of QUIDS to be contemporaneously redeemed in accordance with the Indentures and the proceeds of which will be used to pay the Redemption Price of such QUIPS and to redeem such Common Securities, and (ii) with respect to a distribution of Distributable HECO QUIDS to Holders of QUIPS and Common Securities in connection with the dissolution or liquidation of the Trust, Distributable HECO QUIDS having a principal amount equal to the Liquidation Preference of the QUIPS and the Common Securities of the Holder to whom such QUIDS are distributed. "Liquidation Preference" means the stated liquidation preference of $25 per QUIPS and Common Security.

  "Tax Event" means the receipt by HECO or the Trust of an opinion of counsel, rendered by a law firm having a recognized federal and state tax and securities practice, to the effect that, as a result of a Tax Action, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the QUIDS, (ii) interest payable by any of the Companies on its respective QUIDS is not, or within 90 days of the date of such opinion will not be, deductible by such Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. A "Tax Action" includes (a) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States, or of any State or the District of Columbia, or of any political subdivision or taxing authority thereof or therein, (b) any judicial decision interpreting, applying or clarifying such laws or regulations or (c) any administrative pronouncement or action that represents an official position (including a clarification of an official position) of the governmental authority or regulatory body making such administrative pronouncement or taking such action, in each such case that occurs or becomes effective on or after the date of original issuance of the QUIPS.

  After the liquidation date fixed for any distribution of Distributable HECO QUIDS for QUIPS, (i) the QUIPS will no longer be deemed to be outstanding,
(ii) DTC or its nominee, as the record Holder of the QUIPS, will receive a registered global certificate or certificates representing such QUIDS to be delivered upon such distribution and (iii) any certificates representing the QUIPS not held by DTC or its nominee will be deemed to represent such QUIDS having a principal amount equal to the Liquidation Preference of such QUIPS, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the QUIPS, until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

  There can be no assurance as to the market prices for the QUIPS or the Distributable HECO QUIDS that may be distributed in exchange for QUIPS if a dissolution and liquidation of the Trust were to occur. Accordingly, the QUIPS that an investor may purchase, or the Distributable HECO QUIDS that the Holders of the QUIPS may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the QUIPS offered hereby.

REDEMPTION PROCEDURES

  QUIPS redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous repayment or redemption of the QUIDS. Redemptions of the QUIPS shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment thereof. See also "--Subordination of Common Securities."

  If the Trust gives a notice of redemption in respect of any of the QUIPS, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available therefor, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the Holders of such QUIPS. See "--Book-Entry Issuance." If such QUIPS are not in book-entry form, the Trust, to the extent funds are available therefor, will irrevocably deposit with the paying agent for the QUIPS funds sufficient to pay the Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the Holders thereof upon surrender of their certificates evidencing such QUIPS. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any QUIPS called for redemption shall be payable to the Holders of such QUIPS on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds irrevocably deposited as required, then upon the date of such deposit, all rights of the Holders of such QUIPS so called for redemption will cease, except the right of the Holders of such QUIPS to receive the Redemption Price, but without interest on such Redemption Price, and such QUIPS will cease to be outstanding. In the event that any Redemption Date of QUIPS is not a Business Day, then payment of the Redemption Price payable on such Redemption Date will be made on the next succeeding day which is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day (without any reduction in Distributions in respect of such early payment), in each case with the same force and effect as if made on the Redemption Date. In the event that payment of the Redemption Price in respect of QUIPS called for redemption is improperly withheld or refused and not paid either by the Trust or by HECO pursuant to the Trust Guarantee, Distributions on such QUIPS will continue to accumulate, at the then applicable rate, from the Redemption Date originally established by the Trust for such QUIPS to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

  Subject to applicable laws (including, without limitation, Rule 14e-1 under the Exchange Act and any other applicable United States federal securities laws), HECO or its subsidiaries may at any time and from time to time purchase outstanding QUIPS by tender, in the open market or by private agreement.

  Payment of the Redemption Price and any distribution of Distributable HECO QUIDS to Holders of QUIPS shall be made to the applicable record Holders thereof as they appear on the register for such QUIPS on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that the QUIPS are not in book-entry form, the relevant record date for such QUIPS shall be the date (whether or not a Business Day) that is 15 days prior to the Redemption Date or liquidation date, as applicable.

  If less than all of the QUIPS and Common Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate Liquidation Preference of such QUIPS and Common Securities to be redeemed shall be allocated among the QUIPS and Common Securities pro rata based on their respective aggregate Liquidation Preferences. If the QUIPS continue to be in book-entry form at the time of such redemption, the QUIPS to be redeemed will be redeemed in accordance with the procedures of DTC. If at such time the QUIPS are not in book-entry form, the particular QUIPS to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding QUIPS not previously called for redemption, by lot or by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the liquidation preference of QUIPS of a denomination larger than $25. The Trust may not redeem fewer than all of the outstanding QUIPS unless all accumulated and unpaid Distributions have been paid on all QUIPS for all quarterly distribution periods terminating on or prior to the Redemption Date. The Property Trustee shall promptly notify the Trust registrar in writing of the QUIPS selected for redemption and, in the case of any QUIPS selected for partial redemption, the Liquidation Preference thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of QUIPS shall relate, in the case of any QUIPS redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Preference of QUIPS which has been or is to be redeemed.

SUBORDINATION OF COMMON SECURITIES

  Payment of Distributions on, and the Redemption Price of, the QUIPS and Common Securities, as applicable, shall be made among the QUIPS and the Common Securities pro rata based on the respective aggregate Liquidation Preference of such QUIPS and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding QUIPS for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding QUIPS then being redeemed, shall have been made or provided for, and all funds immediately available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the QUIPS then due and payable.

  In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, HECO, as holder of the Common Securities, will be deemed to have waived any right to act with respect to any such Event of Default until the effect of all such Events of Default with respect to the QUIPS have been cured, waived or otherwise eliminated. Until any such Events of Default with respect to the QUIPS have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the Holders of the QUIPS and not on behalf of HECO, as Holder of the Common

Securities, and only the Holders of the QUIPS will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION VALUE; LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  The amount payable on the QUIPS in the event of any liquidation of the Trust is $25 per QUIPS plus accumulated and unpaid Distributions, which under certain circumstances may be in the form of a distribution in Like Amount of Distributable HECO QUIDS.

  Pursuant to the Trust Agreement, the Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of HECO; (ii) the distribution of a Like Amount of Distributable HECO QUIDS to the Holders of the QUIPS and Common Securities upon the occurrence of a Special Event; (iii) the redemption of all of the QUIPS and Common Securities as described under "--Redemption or Exchange;" and (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust.

  If an early dissolution occurs as described in clause (i), (ii) or (iv) above, the Trust shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, subject to obtaining prior approval from the PUC and after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the Holders of the QUIPS and Common Securities a Like Amount of the Distributable HECO QUIDS, unless such distribution is determined by the Property Trustee not to be practical, in which event such Holders will be entitled to receive out of the assets of the Trust available for distribution to Holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of Holders of QUIPS, the Liquidation Preference thereof plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the QUIPS shall be paid pro rata to the Holders thereof based on their respective Liquidation Preferences. HECO, as Holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the Holders of the QUIPS, based on their respective aggregate Liquidation Preferences, except that if a Debenture Event of Default has occurred and is continuing, the QUIPS shall have a priority over the Common Securities in the right to receive such Liquidation Distributions and no Liquidation Distribution will be paid to the Holders of the Common Securities unless and until receipt by all Holders of the QUIPS of the entire Liquidation Distribution payable in respect thereof. See "-- Subordination of Common Securities."

EVENTS OF DEFAULT; NOTICE

  Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the QUIPS (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of a Debenture Event of Default under any of the Indentures (see "Description of QUIDS--Debenture Events of Default"); or

    (ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by the Property Trustee in the payment of any Redemption Price of any QUIPS or Common Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause
  (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Trustee or Trustees by the Holders of at least 25% in aggregate Liquidation Preference of the outstanding QUIPS, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by HECO to appoint a successor Property Trustee within 60 days thereof.

  Within 90 days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the Holders of the QUIPS, the Administrative Trustees and HECO, as Depositor, unless such Event of Default shall have been cured or waived. HECO, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

  If a Debenture Event of Default has occurred and is continuing, the QUIPS shall have a preference over the Common Securities upon dissolution of the Trust as described above. See "--Liquidation Value; Liquidation Distribution Upon Dissolution."

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF QUIPS

  If an Event of Default has occurred and is continuing, then the Holders of QUIPS would rely on the enforcement by the Property Trustee of its rights as a Holder of the QUIDS against the respective Companies. If the Property Trustee fails to enforce such rights, a Holder of QUIPS may, to the fullest extent permitted by law and subject to the terms of the Trust Agreement and the Indentures, institute a legal proceeding directly against the defaulting Company (and, if the defaulting Company is MECO or HELCO, against HECO as guarantor) to enforce the Property Trustee's rights with respect to QUIDS having a principal amount equal to the aggregate Liquidation Preference of the QUIPS of such Holder without first instituting a legal proceeding against the Property Trustee or any other person. To the extent that any action under the applicable Indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of the outstanding QUIDS, Holders of at least the same percentage of the Liquidation Preference of the outstanding QUIPS may also take such action in the name of the Trust if such action has not been taken by the Property Trustee. Notwithstanding the foregoing, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of one or more of the Companies to pay principal of or interest on the related QUIDS on the date such principal or interest is otherwise payable (and, in the case of such default by either or both of MECO and HELCO, the failure of HECO to make such payment under the Subsidiary Guarantees), then a Holder of QUIPS may institute a Direct Action against the defaulting Company (and, if the defaulting Company is MECO or HELCO, against HECO as guarantor) for enforcement of payment to such Holder of the principal of or interest on the related QUIDS having a principal amount equal to the aggregate Liquidation Preference of the QUIPS of such Holder after the respective due date specified in the QUIDS. In connection with such Direct Action, the defaulting Company (or HECO, as guarantor) will be subrogated to the rights of such Holder of QUIPS under the Trust Agreement to the extent of any payment made by such Company (or by HECO, as guarantor) to such Holder of QUIPS in such Direct Action.

REMOVAL OF TRUSTEES

  Unless a Debenture Event of Default shall have occurred and be continuing, any Trustee may be removed at any time by the Holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the Holders of a majority in Liquidation Preference of the outstanding QUIPS. In no event will the Holders of the QUIPS have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in HECO as the Holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

  Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, HECO, as the Holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of the Trust's property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

  Any entity into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such entity shall be otherwise qualified and eligible under the Trust Agreement.

MERGER, CONSOLIDATION, CONVERSION, AMALGAMATION OR REPLACEMENT OF THE TRUST

  The Trust may not merge with or into, consolidate, convert, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, except as described below or as otherwise set forth in the Trust Agreement. The Trust may, at the request of HECO, with the consent of the Administrative Trustees and without the consent of the Holders of the QUIPS, merge with or into, consolidate, convert, amalgamate, be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the QUIPS or (b) substitutes for the QUIPS other securities having substantially the same terms as the QUIPS (the "Successor Securities") so long as the Successor Securities rank the same as the QUIPS rank in priority with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) HECO expressly appoints a trustee of such successor entity possessing substantially the same powers and duties as the Property Trustee as the holder of the QUIDS, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the QUIPS are then listed, if any, (iv) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the QUIPS (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, conversion, transfer or lease does not adversely affect the rights, preferences and privileges of the Holders of the QUIPS (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer, or lease, HECO has received an opinion of counsel to the Trust experienced in such matters to the effect that (a) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the Holders of the QUIPS (including any Successor Securities) in any material respect and (b) following such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an "investment company" under the Investment Company Act, and (viii) HECO or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Trust Guarantee and the Trust Agreement. Notwithstanding the foregoing, the Trust shall not, except with the consent of Holders of 100% in aggregate Liquidation Preference of the QUIPS, consolidate, convert, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, convert, amalgamate, merge with or into, or replace it if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

  Except as provided below and under "Description of Trust Guarantee-- Amendments and Assignment," and except as otherwise required by law, the Trust Agreement and the Indentures, the Holders of the QUIPS will have no voting rights.

  The Trust Agreement may be amended from time to time by HECO and the Trustees, without the consent of the Holders of the QUIPS (i) to cure any ambiguity, to correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to include any other provisions with respect to matters or questions arising under the Trust Agreement that shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any QUIPS and Common Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i) above, such action shall not adversely affect in any respect the interests of any Holder of QUIPS or Common Securities, and any amendments of such Trust Agreement shall become effective when notice thereof is given to the Holders of QUIPS and Common Securities. The Trust Agreement may be amended by the Trustees and HECO with (i) the consent of Holders representing not less than a majority (based upon Liquidation Preference) of the outstanding QUIPS and Common Securities and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from regulation as an "investment company" under the Investment Company Act; provided, that without the consent of each Holder of QUIPS and Common Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution or Liquidation Distribution on the QUIPS and Common Securities or otherwise adversely affect the amount of any Distribution or Liquidation Distribution required to be made in respect of the QUIPS and Common Securities as of a specified date, (ii) change the redemption provisions of the Trust Securities, (iii) restrict the right of a Holder of QUIPS and Common Securities to institute suit for the enforcement of any such payment contemplated in clause (i) or (ii) above on or after the related payment date, (iv) modify the purposes of the Trust, (v) authorize or issue any beneficial interest in the Trust other than as contemplated by the Trust Agreement, (vi) change the conditions precedent for HECO to elect to dissolve the Trust and distribute the Distributable HECO QUIDS to Holders of QUIPS or (vii) affect the limited liability of any Holder of QUIPS.

  So long as any QUIDS are held by the Property Trustee, the Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Property Trustee with respect to the QUIDS, (ii) waive any past default that is waiveable under the applicable Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the QUIDS shall be due and payable or (iv) consent to any amendment, modification or termination of the applicable Indenture or the QUIDS issued thereunder, where such consent shall be required, without, in each case, obtaining the prior approval of the Holders of a majority in aggregate Liquidation Preference of all outstanding QUIPS; provided, however, that where a consent under the applicable Indenture would require the consent of each holder of QUIDS issued thereunder affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each Holder of the QUIPS. The Trustees shall not revoke any action previously authorized or approved by a vote of the Holders of the QUIPS except by subsequent vote of the Holders of the QUIPS. The Property Trustee shall notify each Holder of record of the QUIPS of any notice of default with respect to the QUIDS. In addition to obtaining the foregoing approvals of the Holders of the QUIPS, prior to taking any of the foregoing actions, the Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation or partnership, and will continue to be classified as a grantor trust, for United States federal income tax purposes on account of such action.

  Any required approval of Holders of QUIPS may be given at a meeting of Holders of QUIPS convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which Holders of QUIPS are entitled to vote, or of any matter upon which action by written consent of such Holders is to be taken, to be given to each Holder of record of QUIPS in the manner set forth in the Trust Agreement.

  No vote or consent of the Holders of QUIPS will be required for the Trust to redeem and cancel the QUIPS in accordance with the Trust Agreement.

  Notwithstanding that Holders of QUIPS are entitled to vote or consent under any of the circumstances described above, any of the QUIPS that are owned by the Companies, the Trustees or any affiliate of the Companies or any Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

PAYMENT AND PAYING AGENCY

  If the QUIPS are not held by DTC or its nominee, payments in respect of the QUIPS shall be made by check mailed by the paying agent (the "Paying Agent") to the address of the Holder entitled thereto as such address shall appear on the register maintained by the Property Trustee. The initial Paying Agent shall be the Property Trustee and any co-paying agent may be chosen by the Property Trustee which is acceptable to the Administrative Trustees and HECO. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company having a combined capital and surplus of at least $50,000,000 and acceptable to HECO) to act as Paying Agent. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees and HECO and, if the Paying Agent is not then the Property Trustee, to the Property Trustee.

BOOK-ENTRY ISSUANCE

  DTC will act as securities depository for all of the QUIPS. The QUIPS will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued, representing in the aggregate the total number of the QUIPS, and will be deposited with DTC.

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of QUIPS within the DTC system must be made by or through Direct Participants, which will receive a credit for the QUIPS on DTC's records. The ownership interest of each actual purchaser of each QUIPS ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased QUIPS. Transfers of ownership interests in the QUIPS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in QUIPS, except in the event that use of the book-entry system for the QUIPS is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global QUIDS.

  DTC has no knowledge of the actual Beneficial Owners of the QUIPS; DTC's records reflect only the identity of the Direct Participants to whose accounts such QUIPS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Redemption notices will be sent to Cede & Co. as the registered Holder of the QUIPS. If less than all of the QUIPS are being redeemed, DTC will determine the amount of the interest of each Direct Participant to be redeemed in accordance with its procedures.

  Although voting with respect to the QUIPS is limited to the Holders of record of the QUIPS, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to QUIPS. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such QUIPS are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Distribution payments on the QUIPS will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Property Trustee, the Trust or the Companies, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Property Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  DTC may discontinue providing its services as securities depositary with respect to the QUIPS at any time by giving reasonable notice to the Property Trustee and HECO. In the event that a successor securities depository is not obtained, definitive QUIPS certificates representing such QUIPS are required to be printed and delivered. HECO, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After a Debenture Event of Default, the Holders of a majority in Liquidation Preference of QUIPS may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates representing the QUIPS will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Companies believe to be accurate, but the Trust and the Companies assume no responsibility for the accuracy thereof. Neither the Trust nor the Companies has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

REGISTRAR AND TRANSFER AGENT

  The Property Trustee will act as registrar and transfer agent for the QUIPS.

  Registration of transfers of QUIPS will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of QUIPS after such QUIPS have been called for redemption, during the period from 15 days before mailing of notice of redemption and ending on such notice date or after the date of liquidation of the Trust.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any Holder of QUIPS unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action or construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which Holders of QUIPS are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by HECO and if not so directed, shall take such action as it deems advisable and in the best interests of the Holders of the QUIPS and the Common Securities and will have no liability except for its own negligence or willful misconduct.

MISCELLANEOUS

  The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that it will not be deemed to be an "investment company" required to be registered under the Investment Company Act, or be classified as an association taxable as a corporation, a partnership or other than as a grantor trust for United States federal income tax purposes, and so that the QUIDS will be treated as indebtedness of the respective Companies for United States federal income tax purposes. In this connection, each of the Companies and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Companies (or any of them) and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes. HECO and the Trustees may amend the Trust Agreement, without the consent of the Holders of the QUIPS and even if such amendment would adversely affect the interests of such Holders, as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust and will not be required to register as an "investment company" under the Investment Company Act. See "--Voting Rights; Amendment of the Trust Agreement."

  Holders of the QUIPS have no preemptive or similar rights.

  The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

                             DESCRIPTION OF QUIDS

  The QUIDS of each of the Companies are to be issued under the respective Junior Indenture of such Company, as supplemented from time to time (as so supplemented, the "HECO Indenture," the "MECO Indenture" and the "HELCO Indenture," respectively, and, collectively, the "Indentures"), between each such Company and The Bank of New York, as trustee (the "Debenture Trustee"). Except in instances where certain elections must be made by all Companies at the direction of HECO under all of the Indentures, and except for the provisions providing for the Exchange and as otherwise described below, the provisions of the Indentures are substantially similar in all material respects. This summary of the material terms and provisions of the QUIDS and the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indentures, the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. Unless the context otherwise requires, the term QUIDS includes the Substituted HECO QUIDS.

GENERAL

  Concurrently with the issuance of the QUIPS, the Trust will invest the proceeds thereof and the consideration paid by HECO for the Common Securities in the QUIDS. The QUIDS will bear interest at the annual rate of 8.05% of the principal amount thereof from the date of original issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1997, to the person in whose name each QUIDS is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date, provided that if the QUIDS are issued in certificated form and not held by the Trust, the record dates for payment of interest will be the date (whether or not a Business Day) that is 15 days prior to the relevant Interest Payment Date (the "Regular Record Date"). It is anticipated that, until the liquidation, if any, of the Trust, the QUIDS will be held in the name of the Property Trustee in trust for the benefit of the Holders of the QUIPS. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, except for any period shorter than a calendar month, in which case such amount will be computed on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the QUIDS is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day (without any reduction of interest or other payments in respect of such early payment), in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 8.05% thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

  The QUIDS will be issued by each of the Companies under the applicable Indenture. The QUIDS will mature on March 27, 2027, which maturity may be shortened or extended at any time at the election of HECO (which election shall apply to the MECO QUIDS and the HELCO QUIDS, as well as the HECO QUIDS or, if issued, all of the Distributable HECO QUIDS) for one or more periods, but in no event to a date earlier than March 27, 2002 or to a date later than March 27, 2046 (such maturity date, as it may be shortened or extended, the "Stated Maturity"), provided that at the time such election is made and at the time of any such shortening or extension (i) none of the Companies is in bankruptcy, otherwise insolvent or in liquidation, (ii) none of the Companies is in default in the payment of any interest or principal on the QUIDS, (iii) the Trust is not in arrears on payments of Distributions on the QUIPS and no deferred Distributions are accumulated and (iv) the QUIPS, or if the Distributable HECO QUIDS have been distributed to the Holders of the QUIPS, the Distributable HECO QUIDS, are rated not less than BBB- by Standard & Poor's or Baa3 by Moody's Investors Service, Inc., or the equivalent by any other nationally recognized statistical rating organization.

  The QUIDS of each Company will be unsecured and will rank junior and be subordinate in right of payments to all Senior Debt (as defined below) of the respective issuing Company and will rank pari passu with any other series of junior subordinated deferrable interest debentures issued by that Company. Since HECO receives dividends and interest payments from MECO and HELCO, and since certain of the operating assets of the Companies are owned by MECO and HELCO, the HECO QUIDS will also be effectively subordinated to all existing and future liabilities of MECO and HELCO. The Indentures do not limit the incurrence or issuance of other secured or unsecured debt of the applicable Company, whether thereunder or under any existing or other indenture that such Company may enter into in the future or otherwise. See "--Subordination."

ADDITIONAL SUMS

  If the Trust is required to pay any additional taxes, duties or other governmental charges, each of the Companies will pay as Additional Sums on its respective QUIDS its proportionate share of such amounts as shall be required so that the Distributions payable by the Trust shall not be reduced as a result of any such additional taxes, duties or other governmental charges, subject to the conditions described under "Description of QUIPS--Redemption or Exchange--Special Event Redemption or Distribution of QUIDS."

DENOMINATIONS, REGISTRATION AND TRANSFER

  The QUIDS will be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. QUIDS will be exchangeable for other QUIDS issued by the same Company, of any authorized denominations, of a like aggregate principal amount, having the same date of original issuance and Stated Maturity and bearing the same interest rate.

  QUIDS may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate securities registrar or at the office of any transfer agent designated by the respective Companies for such purpose, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Each of the Companies will appoint the Debenture Trustee as the initial securities registrar and transfer agent under the applicable Indenture. Each of the Companies may at any time rescind the designation of any such securities registrar or transfer agent or approve a change in the location through which any such securities registrar or transfer agent acts, provided that such Company maintains a transfer agent in each Place of Payment for such QUIDS. Each of the Companies may at any time designate additional transfer agents with respect to its respective QUIDS.

  In the event of any redemption, neither any of the Companies nor the securities registrar shall be required to (i) issue, register the transfer of or exchange the respective QUIDS of such Company during a period beginning at the opening of business 15 days before the day of mailing of notice of redemption of any QUIDS and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any QUIDS so selected for redemption, except, in the case of any QUIDS being redeemed in part, any portion thereof not to be redeemed.

GLOBAL QUIDS

  The QUIDS may be issued in whole or in part in the form of one or more Global QUIDS that will be deposited with, or on behalf of, a depository (the "Depository"). Global QUIDS may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual QUIDS represented thereby, a Global QUIDS may not be transferred except as a whole by the Depository for such Global QUIDS to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee to a successor Depository or any nominee of such successor. HECO anticipates that the following provisions will generally apply to depository arrangements.

  Upon the issuance of a Global QUIDS and the deposit of such Global QUIDS with or on behalf of the Depository, the Depository for such Global QUIDS or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual QUIDS represented by such Global QUIDS to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such QUIDS. Ownership of beneficial interests in a Global QUIDS will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global QUIDS will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global QUIDS.

  So long as the Depository for a Global QUIDS, or its nominee, is the registered owner of such Global QUIDS, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the QUIDS represented by such Global QUIDS for all purposes under the Indenture governing such QUIDS. Except as provided below, owners of beneficial interests in a Global QUIDS will not be entitled to have any of the individual QUIDS of the series represented by such Global QUIDS registered in their names, will not receive or be entitled to receive physical delivery of any such QUIDS in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

  Payments of principal of and premium, if any, and interest on individual QUIDS represented by a Global QUIDS registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global QUIDS representing such QUIDS. None of the Companies, the Debenture Trustee, any Paying Agent or the Securities Registrar for such QUIDS will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global QUIDS representing such QUIDS or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Companies expect that the Depository for the QUIDS or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a permanent Global QUIDS representing any of such QUIDS, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global QUIDS representing such QUIDS as shown on the records of such Depository or its nominee. The Companies also expect that payments by Participants to owners of beneficial interests in such Global QUIDS held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  A Global QUIDS shall be exchangeable for QUIDS registered in the names of persons other than the Depository or its nominee only if (i) the Depository notifies the Companies that it is unwilling or unable to continue as a depository for such Global QUIDS and no successor depository shall have been appointed, or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act at a time when the Depository is required to be so registered to act as such depository, (ii) HECO in its sole discretion on behalf of the Companies determines that such Global QUIDS shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default with respect to such Global QUIDS. Any Global QUIDS that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depository shall direct. It is expected that such instructions will be based upon directions received by the Depository from its Participants with respect to ownership of beneficial interests in such Global QUIDS. In the event that QUIDS are issued in definitive form, such QUIDS will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

  Payments on QUIDS represented by a Global QUIDS will be made to the Depository, as the depository for the QUIDS. In the event QUIDS are issued in definitive form, principal and interest (at maturity or earlier redemption) will be payable, the transfer of the QUIDS will be registrable, and QUIDS will be exchangeable for QUIDS of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in New York, New York, or at the offices of any Paying Agent or transfer agent appointed by the applicable Company, provided that payment of interest may also be made as described under "--Payment and Paying Agents" below to the address of the persons entitled thereto or by wire transfer.

PAYMENT AND PAYING AGENTS

  During the period that QUIDS are not held by a Depository or the Trust, payment of principal of and premium, if any, and any interest on QUIDS at maturity or earlier redemption will be made at the office of the Debenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as the Companies, may designate from time to time upon surrender of the QUIDS. During such period, at the option of the Companies, payment of any interest other than at maturity or earlier redemption shall may be made
(i) by check mailed to the address of the person entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date; provided, however, that such payment, at the written request of a holder of at least $10,000,000 aggregate principal amount of QUIDS, will be payable by wire transfer in immediately available funds pursuant to the terms of the Indentures. Payment of any such interest on QUIDS will be made to the person in whose name such QUIDS is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Companies may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Companies will at all times be required to maintain a Paying Agent in each place of payment for the QUIDS.

  Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by HECO in trust, for the payment of the principal of and premium, if any, or interest on any QUIDS and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall, at the request of HECO, be repaid to HECO and the holder of such QUIDS shall thereafter look, as a general unsecured creditor, only to HECO for payment thereof.

REDEMPTION

  The QUIDS are redeemable prior to maturity (i) at the option of each of the respective Companies on or after March 27, 2002, in whole at any time or in part from time to time, at the QUIDS Redemption Price or (ii) at the option of HECO on behalf of the Companies at any time in whole (but not in part), upon the occurrence and continuation of a Special Event, at the QUIDS Redemption Price. QUIDS will not be subject to any sinking fund. QUIDS in denominations larger than $25 may be redeemed in part but only in integral multiples of $25.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of QUIDS to be redeemed at its registered address. Unless HECO defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such QUIDS or portions thereof called for redemption.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as no Event of Default under an Indenture has occurred and is continuing, each Company has the right under the applicable Indenture to defer the payment of interest at any time or from time to time for a period (including any extensions thereof) not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the QUIDS. At the end of such Extension Period, the deferring Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 8.05%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and beneficial owners of QUIDS (or beneficial owners of QUIPS) will be required to accrue interest income for United States federal income tax purposes. See "Description of QUIPS--Distributions" and "Certain Federal Income Tax Consequences--Stated Interest and Original Issue Discount."

  During an Extension Period, each deferring Company (and, if such deferring Company is MECO or HELCO, HECO) will not be permitted, either directly or indirectly through a subsidiary, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the QUIDS so deferred as described under "--Certain Covenants."

CERTAIN COVENANTS

  Each of the Companies (and, in the case of clause (C) below if such Company is MECO or HELCO, HECO) will covenant that it will not, either directly or indirectly through a subsidiary, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of such Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including other junior subordinated deferrable interest debentures of such Company) that rank pari passu with or junior in interest to its QUIDS or (iii) make any guarantee payments with respect to any guarantee issued by such Company if such guarantee ranks pari passu with or junior in interest to its QUIDS (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its common stock and exchanges or conversions of common stock of one class for common stock of another class, (b) payments by HECO under the Trust Guarantee (or under any other guarantee by HECO with respect to any securities of its subsidiaries, provided that the proceeds from the issuance of such securities were applied to purchase junior subordinated deferrable interest debentures of the Company or any such subsidiary) and the Subsidiary Guarantees and (c) purchases of its common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by HECO or any of its subsidiaries) if at such time
(A) there shall have occurred any event of which such Company has actual knowledge that (1) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default with respect to its QUIDS and
(2) in respect of which such Company shall not have taken reasonable steps to cure, (B) HECO shall be in default with respect to its payment of any obligations under the Trust Guarantee, (C) such Company shall have given notice of its election of an Extension Period as provided in the applicable Indenture with respect to its QUIDS and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing or (D) in the case of HECO, there shall have occurred a default under either Subsidiary Guarantee. HECO will also covenant (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Trust, provided that certain successors which are permitted pursuant to such Indenture may succeed to HECO's ownership of the Common Securities, (ii) not to voluntarily dissolve, wind-up or liquidate the Trust, except (a) in connection with a distribution of Distributable HECO QUIDS to the Holders of the QUIPS in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

MODIFICATION OF INDENTURE

  From time to time any of the Companies and the Debenture Trustee may, without the consent of the holders of the QUIDS of such Company, amend, waive or supplement the applicable Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, such Indenture under the Trust Indenture Act (provided that any such action does not adversely affect the interests of the holders of such QUIDS or the Holders of the QUIPS so long as they remain outstanding). Each Indenture contains provisions permitting the applicable Company and the Debenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding QUIDS affected thereby, to modify such Indenture in a manner affecting the rights of the Holders of such QUIDS; provided that no such modification may, without the consent of the holder of each outstanding QUIDS so affected,
(i) change the Stated Maturity of QUIDS, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such change or extension as is contemplated thereby) or (ii) reduce the percentage of principal amount of QUIDS, the holders of which are required to consent to any such modification of such Indenture, provided that so long as any of the QUIPS remain outstanding, no such modification may be made that adversely affects the Holders of such QUIPS and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under such Indenture may be effective, without the prior consent of the Holders of at least a majority of the aggregate Liquidation Preference of such QUIPS unless and until the principal of the QUIDS and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

  In addition, each of the Companies and the Debenture Trustee may execute, without the consent of any holder of QUIDS, any supplemental indenture for the purpose of creating any new series of junior subordinated deferrable interest debentures.

DEBENTURE EVENTS OF DEFAULT

  Each Indenture provides that any one or more of the following described events with respect to the QUIDS issued thereunder that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to such
QUIDS:

    (i) failure for 30 days to pay any interest on such series of such QUIDS, when due (subject to the deferral of any due date in the case of an Extension Period); or

    (ii) failure to pay any principal or premium, if any, on such QUIDS when due whether at maturity, upon redemption, upon acceleration or otherwise; or

    (iii) failure to observe or perform in any material respect certain other covenants contained in such Indenture for 90 days after written notice to the applicable Company from the Debenture Trustee or the holders of at least 25% in aggregate principal amount of such outstanding QUIDS (provided that such 90-day period shall be automatically extended if corrective action is initiated by the applicable Company within such period and is being diligently pursued); or

    (iv) certain events in bankruptcy, insolvency or reorganization of HECO and, if such Indenture is the MECO Indenture or the HELCO Indenture, of MECO or HELCO, respectively.

  The holders of a majority in aggregate outstanding principal amount of QUIDS issued under any Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee under such Indenture. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such QUIDS may declare the principal due and payable immediately upon a Debenture Event of Default, and should the Debenture Trustee or such holders of such QUIDS fail to make such declaration, the Holders of at least 25% in aggregate Liquidation Preference of the QUIPS shall have such right. If a Debenture Event of Default specified in clause (iv) above occurs, the principal of and interest on the QUIDS shall become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any holder of QUIDS. The holders of a majority in aggregate outstanding principal amount of such QUIDS may annul such declaration and waive the default if the default (other than the non-payment of the principal of such QUIDS which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee, provided that if the principal of the QUIDS has been declared due and payable by the Holders of the QUIPS, no rescission of such acceleration will be effective unless consented to by the Holders of a majority in aggregate Liquidation Preference of the QUIPS and provided further that should the holders of such QUIDS fail to annul such declaration and waive such default, the Holders of a majority in aggregate Liquidation Preference of the QUIPS shall have such right.

  The holders of a majority in aggregate outstanding principal amount of the QUIDS issued under any Indenture, or the Holders of a majority in aggregate Liquidation Preference of the QUIPS, may, on behalf of all holders, waive any past default under such Indenture, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under such Indenture cannot be modified or amended without the consent of the holder of each of such outstanding QUIDS. Each of the Companies is required to file annually with the Debenture Trustee a certificate as to whether or not such Company is in compliance with all the conditions and covenants applicable to it under such Indenture.

  In case a Debenture Event of Default shall occur and be continuing as to QUIDS issued under any Indenture, the Property Trustee will have the right to declare the principal of and the interest on such QUIDS and any other amounts payable under such Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such QUIDS.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF QUIPS

  If a Debenture Event of Default has occurred and is continuing under any Indenture and such event is attributable to the failure of the respective Company to pay interest or principal on its QUIDS issued thereunder on the date such interest or principal is otherwise payable, a Holder of QUIPS may institute a Direct Action for payment after the respective due date specified in such QUIDS. The Indentures may not be amended to remove the foregoing right to bring a Direct Action without the prior written consent of the Holders of all of the QUIPS. Notwithstanding any payment made to such Holder of QUIPS in connection with a Direct Action, the respective Company shall remain obligated to pay the principal of or interest on the QUIDS held by the Trust or the Property Trustee and shall be subrogated to the rights of the Holder of such QUIPS with respect to payments on the QUIPS to the extent of any payments made by such Company to such Holder in any Direct Action. The Holders of QUIPS will not be able to exercise directly any other remedy available to the holders of the QUIDS.

  The Holders of the QUIPS would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the QUIDS unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so for 60 days. In such event, the Holders of at least 25% in aggregate Liquidation Preference of the outstanding QUIPS will have such right to institute proceedings.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

  Each Indenture provides that the applicable Company shall not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, and no entity shall consolidate with or merge into such Company or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety (either in one transaction or in a series of transactions) to such Company, unless (i) in case such Company consolidates with or merges into another entity, or conveys, transfers or leases its properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and such successor entity expressly assumes such Company's obligations on the QUIDS issued under such Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have happened and be continuing; (iii) such transaction is permitted under the Trust Agreement or Trust Guarantee and does not give rise to any breach or violation of the Trust Agreement or Trust Guarantee, and (iv) certain other conditions as prescribed in such Indenture are met.

  The provisions of the Indentures do not afford holders of the QUIDS protection in the event of a highly leveraged or other transaction involving the Companies, or in the event of a change in control thereof, that may adversely affect holders of the QUIDS.

SATISFACTION AND DISCHARGE

  Each Indenture provides that when, among other things, all QUIDS of a particular series issued thereunder not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the applicable Company deposits or causes to be deposited with the Debenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the QUIDS are payable sufficient to pay and discharge the entire indebtedness on such QUIDS not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then such Indenture will cease to be of further effect (except as to such Company's obligations to pay all other sums due pursuant to such Indenture and to provide the officers' certificates and opinions of counsel described therein), and such Company will be deemed to have satisfied and discharged such Indenture.

DISTRIBUTION OF QUIDS; EXCHANGE OF SUBSTITUTED HECO QUIDS FOR MECO AND HELCO
QUIDS

  Under certain circumstances involving the dissolution of the Trust, and subject to obtaining prior approval from the PUC, Distributable HECO QUIDS may be distributed to the Holders of the QUIPS in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to Holders of QUIPS in liquidation, such QUIDS will initially be issued in the form of one or more global securities and DTC, or any successor depository for the QUIPS, will act as depository for such QUIDS. It is anticipated that the depository arrangements for such QUIDS would be substantially identical to those in effect for the QUIPS. If such QUIDS are distributed to the Holders of QUIPS upon the liquidation of the Trust, HECO will use its best efforts to list the Distributable HECO QUIDS on the New York Stock Exchange or such other stock exchanges, if any, on which the QUIPS are then listed. There can be no assurance as to the market price of any such QUIDS that may be distributed to the Holders of QUIPS. For a description of DTC and the terms of the depository matters, see "Description of QUIPS--Book-Entry Issuance."

  In order to effect a distribution of QUIDS to Holders of the QUIPS in liquidation of the Trust, HECO will issue to the Trust Substituted HECO QUIDS in exchange for the MECO QUIDS and the HELCO QUIDS in the aggregate principal amount of such MECO QUIDS and HELCO QUIDS, and the Substituted HECO QUIDS, along with the HECO QUIDS, will thereupon be distributed to the Holders of the QUIPS. Thereafter, the MECO QUIDS and HELCO QUIDS shall be held by HECO as the record Holder thereof, and the Subsidiary Guarantees will be released and discharged.

SUBORDINATION

  In each Indenture, the applicable Company has covenanted and agreed that any QUIDS issued thereunder will be subordinate and junior in right of payment to all Senior Debt of such Company to the extent provided in such Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of such Company, the holders of Senior Debt of each such Company will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Senior Debt before the Property Trustee, on behalf of the Holders of the QUIPS (or, in the case of Distributable HECO QUIDS distributed to the Holders of the QUIPS, such Holders), will be entitled to receive or retain any payment in respect of the principal of and premium, if any, or interest, if any, on the QUIDS.

  In the event of the acceleration of the maturity of any QUIDS of any of the Companies, the holders of all Senior Debt of such Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of such QUIDS will be entitled to receive or retain any payment in respect of the principal of or premium, if any, or interest, if any, on such QUIDS.

  No payments on account of principal or interest, if any, in respect of the QUIDS of any of the Companies may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt of such Company, or an event of default with respect to any such Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

  "Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; and (vi) every obligation of the type referred to in clauses (i) through (v) above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

  "Senior Debt" means with respect to any of the Companies the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture of such Company or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the QUIDS or to other Debt which is pari passu with, or subordinated to, the QUIDS; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of such Company which, when incurred and without respect to any election under Section 1111 (b) of the Bankruptcy Code, was without recourse to such Company, (ii) any Debt of such Company to any of its subsidiaries, (iii) Debt to any employee of such Company, (iv) any liability for taxes, and (v) indebtedness or monetary obligations to trade creditors or assumed by such Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services.

  Certain of the operating assets of HECO and its consolidated subsidiaries are owned by MECO and HELCO. Accordingly, the HECO QUIDS and the Substituted HECO QUIDS will be effectively subordinated to all existing and future liabilities of HECO's subsidiaries. Holders of Distributable HECO QUIDS should look only to the assets of HECO for payments of principal of and premium, if any, and interest thereon.

  The Indenture places no limitation on the amount of additional Senior Debt that may be incurred by any of the Companies. The electric public utility business is capital intensive, and the Companies anticipate that from time to time they will incur substantial additional indebtedness constituting Senior Debt.

GOVERNING LAW

  The Indenture and the QUIDS will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

  The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of QUIDS, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                        DESCRIPTION OF TRUST GUARANTEE

  The Trust Guarantee will be executed and delivered by HECO concurrently with the issuance by the Trust of its QUIPS for the benefit of the Holders from time to time of such QUIPS. The Bank of New York will act as indenture trustee ("Trust Guarantee Trustee") under the Trust Guarantee for the purposes of compliance with the Trust Indenture Act and the Trust Guarantee will be qualified as an Indenture under the Trust Indenture Act. This summary of the material terms and provisions of the Trust Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to the provisions of the Trust Guarantee. The form of the Trust Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Guarantee Trustee will hold the Trust Guarantee for the benefit of the Holders of the QUIPS.

GENERAL

  HECO will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the Holders of the QUIPS, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert, other than the defense of payment. The following payments with respect to the QUIPS, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Trust Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such QUIPS, to the extent that the Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any QUIPS called for redemption to the extent the Trust has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Distributable HECO QUIDS are distributed to Holders of QUIPS), the lesser of
(a) the Liquidation Distribution and (b) the amount of assets of the Trust remaining available for distribution to Holders of QUIPS. HECO's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by HECO to the Holders of the QUIPS or by causing the Trust to pay such amounts to such Holders.

  The Trust Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the QUIPS, but will apply only to the extent that the Trust has funds sufficient to make such payments, and is not a guarantee of collection.

  If any of the Companies do not make interest payments on the QUIDS held by the Trust, the Trust will not be able to pay Distributions on the QUIPS and will not have funds legally available therefor. Each Trust Guarantee will rank subordinate and junior in right of payment to all Senior Debt of HECO. See "-- Status of the Trust Guarantee." Certain of the operating assets of HECO and its consolidated subsidiaries are owned by such subsidiaries. In addition, HECO receives interest and dividends from such subsidiaries. Accordingly, HECO's obligations under the Trust Guarantee will be effectively subordinated to all existing and future liabilities of MECO and HELCO, and claimants should look only to the assets of HECO for payments thereunder.

  HECO has, through the Trust Guarantee, the Trust Agreement, the HECO QUIDS, the Subsidiary Guarantees, the HECO Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the QUIPS. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the QUIPS. See "Relationship Among the QUIPS, the QUIDS and the Guarantees."

STATUS OF THE TRUST GUARANTEE

  The Trust Guarantee will constitute an unsecured obligation of HECO and will rank subordinate and junior in right of payment to all Senior Debt of HECO.

  The Trust Guarantee will rank pari passu with all similar guarantees issued by HECO in the future. The Trust Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against HECO to enforce its rights under the Trust Guarantee without first instituting a legal proceeding against any other person or entity). The Trust Guarantee will be held for the benefit of the Holders of the QUIPS. The Trust Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the Holders of the QUIPS of the Distributable HECO QUIDS. The Trust Guarantee does not place a limitation on the amount of additional Senior Debt that may be incurred or issued by any of the Companies. The electric public utility business is capital intensive and for this and other reasons the Companies anticipate that from time to time they will incur substantial additional indebtedness constituting Senior Debt.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes which do not materially adversely affect the rights of Holders of the QUIPS (in which case no vote will be required), the Trust Guarantee may not be amended without the prior approval of the Holders of not less than a majority of the aggregate Liquidation Preference of the outstanding QUIPS. The manner of obtaining any such approval will be as set forth under "Description of QUIPS--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of HECO and shall inure to the benefit of the Holders of the related QUIPS then outstanding.

EVENTS OF DEFAULT

  An event of default under the Trust Guarantee will occur upon the failure of HECO to perform any of its payment or other obligations thereunder. The Holders of not less than a majority in aggregate Liquidation Preference of the QUIPS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Trust Guarantee Trustee under the Trust Guarantee.

  Any Holder of the QUIPS may institute a legal proceeding directly against HECO to enforce its rights under the Trust Guarantee without first instituting a legal proceeding against the Trust, the Trust Guarantee Trustee or any other person or entity.

  HECO, as guarantor, is required to file annually with the Trust Guarantee Trustee a certificate as to whether or not HECO is in compliance with all the conditions and covenants applicable to it under the Trust Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Trust Guarantee Trustee, other than during the occurrence and continuance of a default by HECO in performance of the Trust Guarantee, undertakes to perform only such duties as are specifically set forth in the Trust Guarantee and, after default with respect to the Trust Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Trust Guarantee at the request of any Holder of any QUIPS unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE TRUST GUARANTEE

  The Trust Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the QUIPS, upon full payment of the amounts payable upon liquidation of the

Trust or upon distribution of the Distributable HECO QUIDS to the Holders of the QUIPS. The Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of QUIPS must restore payment of any sums paid under such QUIPS or the Trust Guarantee.

GOVERNING LAW

  The Trust Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

THE EXPENSE AGREEMENT

  In the Expense Agreement entered into by each of the Companies, the Companies have agreed to provide funds to the Trust as needed to pay to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the Holders of any QUIPS the amounts due such Holders pursuant to the terms of the QUIPS. Each Company is obligated to contribute its share of any such payments pro rata based on the aggregate principal amount of its respective QUIDS, and HECO has fully, irrevocably and unconditionally agreed to pay the amounts owed by MECO and HELCO under the Expense Agreement if either or both of them fail to make such payments when due.

                     DESCRIPTION OF SUBSIDIARY GUARANTEES

  The MECO Indenture and the HELCO Indenture will each include a full, unconditional and irrevocable HECO guarantee, on a subordinated basis, of all payments in respect of the MECO QUIDS and the HELCO QUIDS (the "Subsidiary Guarantees"). The Subsidiary Guarantees do not require HECO to pay any interest payments deferred by MECO or HELCO during a valid Extension Period. The Subsidiary Guarantees will be enforceable regardless of any defense, right of set-off or counterclaim that HECO may have or assert.

  HECO's obligations under the Subsidiary Guarantees will constitute unsecured obligations of HECO and will rank subordinate and junior to all other existing liabilities of HECO and will rank pari passu with the most senior preferred stock (if any) issued from time to time by HECO and with any guarantee now or hereafter entered into by HECO in respect of any preferred security of any affiliate of HECO. Accordingly, the rights of the holders of MECO QUIDS and HELCO QUIDS to receive payments under the Subsidiary Guarantees will be subject to the rights of the holders of any obligations that are senior in priority to the obligations under the Subsidiary Guarantees. Furthermore, the holders of HECO obligations that are senior to the obligations under the Subsidiary Guarantees (including, but not limited to, obligations constituting senior indebtedness of HECO) will be entitled to the same rights upon payment default or dissolution, liquidation and reorganization in respect of the Subsidiary Guarantees that inure to the holders of senior indebtedness of HECO as against the holders of HECO QUIDS. The terms of the MECO QUIDS and HELCO QUIDS provide that each holder, by acceptance thereof, agrees to the subordination provisions and other terms of the Subsidiary Guarantees.

  Each of the Subsidiary Guarantees will terminate and be of no further force or effect upon payment in full of the QUIDS Redemption Price of the MECO QUIDS and the HELCO QUIDS, respectively, upon payment in full of the Redemption Price of the QUIPS, upon payment in full of the amounts payable upon liquidation of the Trust or upon distribution of the Distributable HECO QUIDS to the Holders of the QUIPS; provided, however, that each of the Subsidiary Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of QUIPS or Distributable HECO QUIDS must restore payment of any sums paid under the QUIPS, the Distributable HECO QUIDS or the applicable Subsidiary Guarantee.

                         RELATIONSHIP AMONG THE QUIPS,
                         THE QUIDS AND THE GUARANTEES

FULL AND UNCONDITIONAL GUARANTEE

  Taken together, HECO's obligations under the HECO QUIDS, the HECO Indenture, the Subsidiary Guarantees, the Trust Agreement, the Expense Agreement and the Trust Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the QUIPS. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the QUIPS. Payments of Distributions and other amounts due on the QUIPS (to the extent the Trust has funds available for the payment of such Distributions and other amounts) are irrevocably guaranteed by HECO as and to the extent set forth under "Description of Trust Guarantee." If and to the extent that HECO does not make payments on the HECO QUIDS, or if MECO or HELCO does not make payments on the MECO QUIDS or the HELCO QUIDS, as the case may be, and HECO does not make payments under the Subsidiary Guarantees, the Trust will not pay Distributions or other amounts due on the QUIPS. The Trust Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, a Holder of QUIPS may institute a Direct Action against any of the Companies which has failed to make payment, and against HECO on its Subsidiary Guarantees if MECO or HELCO has failed to make payment, to enforce payment of such Distributions to such Holder after the respective due dates. The obligations of HECO under the HECO QUIDS, the Trust Guarantee, the Expense Agreement and the Subsidiary Guarantees are subordinate and junior in right of payment to all Senior Debt of HECO.

SUFFICIENCY OF PAYMENTS

  As long as payments of interest and other payments are made when due on the QUIDS, such payments will be sufficient to cover Distributions and other payments due on the QUIPS, primarily because (i) the aggregate principal amount of the QUIDS will be equal to the sum of the aggregate stated Liquidation Preference of the QUIPS and Common Securities; (ii) the interest rate and interest and other payment dates on the QUIDS will match the Distribution rate and Distribution and other payment dates for the QUIPS;
(iii) the Companies shall pay under the Expense Agreement for all and any costs, expenses and liabilities of the Trust except the Trust's obligations to Holders of the QUIPS under the QUIPS; and (iv) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

ENFORCEMENT RIGHTS OF HOLDERS OF QUIPS

  A Holder of any QUIPS may institute a legal proceeding directly against HECO to enforce its rights under the Trust Guarantee without first instituting a legal proceeding against the Trust Guarantee Trustee, the Trust or any other person or entity. See "Description of QUIPS--Enforcement of Certain Rights by Holders of QUIPS" for a description of the enforcement rights of Holders of QUIPS under the Trust Agreement.

  A default or event of default under any Senior Debt of any of the Companies will not constitute a default or Event of Default under the Indenture of such Company. However, in the event of payment defaults under, or acceleration of, Senior Debt of such Company, the subordination provisions of each Indenture provide that no payments may be made in respect of the QUIDS issued thereunder until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any such QUIDS would constitute an Event of Default under such Indenture.

LIMITED PURPOSE OF TRUST

  The QUIPS evidence a beneficial interest in the Trust, and the Trust exists for the sole purpose of issuing the QUIPS and Common Securities and investing the proceeds thereof in QUIDS. A principal difference between the rights of a Holder of a QUIPS and a holder of a QUIDS is that a holder of a QUIDS is entitled to receive from the applicable Company (or from HECO under the Subsidiary Guarantees) the principal amount of and interest accrued on QUIDS held, while a Holder of QUIPS is entitled to receive Distributions from the Trust (or from HECO under the Trust Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

  Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust not involving a distribution of the Distributable HECO QUIDS, the Holders of the QUIPS will be entitled to receive, out of assets held by the Trust after satisfaction of creditors of the Trust as provided by applicable law, the Liquidation Distribution in cash. See "Description of QUIPS-- Liquidation Value; Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of any of the Companies, the Property Trustee, as holder of the QUIDS of such Company, would be a subordinated creditor of such Company, subordinated in right of payment to all Senior Debt of such Company, but entitled to receive payment in full of principal and interest before any stockholders of such Company receive payments or distributions. Since HECO is the guarantor under the Trust Guarantee and the Subsidiary Guarantees and is obligated (either directly or as guarantor) under the Expense Agreement to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the Holders of the QUIPS), the positions of a Holder of QUIPS and a Holder of QUIDS relative to other creditors and to stockholders of HECO in the event of liquidation or bankruptcy of HECO would be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of QUIPS. This summary only addresses the tax consequences to a person that acquires QUIPS on their original issue at their original offering price and that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) an estate or trust the income of which is subject to United States federal income tax regardless of its source or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States fiduciaries have the authority to control all substantial decisions (a "United States Person"). This summary does not address all tax consequences that may be applicable to a United States Person that is a beneficial owner of QUIPS, nor does it address the tax consequences to (i) persons that are not United States Persons, (ii) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities or currencies,
(iii) persons that will hold QUIPS as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes, (iv) persons whose functional currency is not the United States dollar or (v) persons that do not hold QUIPS as capital assets.

  The statements of law and legal conclusions set forth in this summary constitute the opinion of Goodsill Anderson Quinn & Stifel, counsel to HECO and the Trust ("Tax Counsel"). This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of QUIPS. In particular, legislation has been proposed that could adversely affect HECO's ability to deduct interest on the QUIDS, which may in turn permit HECO to cause a redemption of the QUIPS or a dissolution of the Trust and a distribution of Distributable HECO

QUIDS. See "--Possible Tax Law Changes." The authorities on which this summary is based are subject to various interpretations and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of QUIPS may differ from the treatment described below.

  PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF QUIPS, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF THE TRUST

  Tax Counsel is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement and certain other documents, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of QUIPS (a "Security Holder") will be treated as owning an undivided beneficial interest in the QUIDS. Accordingly, each Security Holder will be required to include in its gross income its pro rata share of any original issue discount ("OID") accrued with respect to the QUIDS whether or not cash is actually distributed to the Security Holders. See "-- Stated Interest and Original Issue Discount." No amount included in income of Security Holders with respect to the QUIPS will be eligible for the dividends-received deduction.

STATED INTEREST AND ORIGINAL ISSUE DISCOUNT

  Tax Counsel is of the opinion that, under new Treasury Regulations applicable to debt instruments issued on or after August 13, 1996, generally, stated interest on a debt instrument will give rise to OID unless the likelihood of late payment or nonpayment is a "remote contingency." Under each of the Indentures, the applicable Company has the right to defer the payment of interest on its QUIDS at any time or from time to time for a period (including any extensions thereof) not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of such QUIDS. Each of the Companies has represented that the likelihood of it exercising its option to defer payments of interest is remote because exercising the option would, among other things, prevent such Company (and HECO, if the deferring Company is MECO or HELCO) from declaring dividends on its capital stock. Accordingly, Tax Counsel is of the opinion that the QUIDS should be considered as issued without OID and, therefore, except as set forth below, stated interest on the QUIDS will generally be taxable to a Security Holder as ordinary income at the time it is paid or accrued in accordance with the Security Holder's method of accounting for United States federal income tax purposes.

  Notwithstanding the foregoing, should any Company elect an Extension Period, such Company's QUIDS would at that time be treated as having been reissued with OID. Consequently, Security Holders (even if they used the cash method of accounting for United States federal income tax purposes) would be required to include OID in income on an economic accrual basis with respect to such QUIDS during such Extension Period and thereafter for as long as such QUIDS remain outstanding. The amount of OID that would accrue in any quarterly period would approximately equal the amount of interest that accrues in that quarterly period at the stated interest rate. Stated interest on the QUIDS of any of the Companies with respect to which such Company had not exercised its right to defer payments of interest would continue to be taxable to a Security Holder at the time it was paid or accrued in accordance with such Security Holder's method of accounting for United States federal income tax purposes. A Security Holder that disposed of QUIPS before the record date for any Distribution Date following an Extension Period would include interest in gross income as it accrued on QUIDS but would not receive any interest payments related thereto from the Trust.

DISTRIBUTION OF QUIDS TO HOLDERS OF QUIPS

  Tax Counsel is of the opinion that, under current United States federal income tax law, the Exchange of the MECO QUIDS and the HELCO QUIDS for the Substituted HECO QUIDS would likely be treated as a taxable exchange for United States federal income tax purposes with respect to a Security Holder's pro rata share of MECO QUIDS and HELCO QUIDS. As a result, each Security Holder would recognize gain or loss in an amount equal to the difference between (i) the fair market value of such Security Holder's pro rata share of the Substituted HECO QUIDS received by the Trust in exchange for MECO QUIDS and HELCO QUIDS prior to such distribution and (ii) such Security Holder's adjusted tax basis in its pro rata share of MECO QUIDS and HELCO QUIDS exchanged therefor. Under current United States federal income tax law, the Exchange would not be a taxable exchange with respect to a Security Holder's pro rata share of HECO QUIDS and such Security Holder would not recognize any gain or loss with respect thereto. See "Description of QUIPS--Redemption or Exchange--Special Event Redemption or Distribution of QUIDS" and "Description of QUIDS--Distribution of QUIDS; Exchange of Substituted HECO QUIDS for MECO and HELCO QUIDS."

  Upon the distribution of the Distributable HECO QUIDS to the Security Holders, each Security Holder would receive directly its pro rata share thereof previously held indirectly through the Trust and, with respect to such Security Holder's pro rata share of HECO QUIDS (but not Substituted HECO QUIDS), would have a holding period and aggregate adjusted tax basis in HECO QUIDS equal to the holding period and aggregate adjusted tax basis such Security Holder had in its pro rata share of HECO QUIDS before such distribution. Under current United States federal income tax law, Tax Counsel is of the opinion that the distribution of the Distributable HECO QUIDS upon the dissolution of the Trust would not be a taxable exchange to Holders of the QUIPS for United States federal income tax purposes. If, however, the Trust were characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution, or if there were a change in law or legal interpretation, or upon the occurrence of certain other circumstances, the distribution of the Distributable HECO QUIDS could be a taxable exchange to Holders of the QUIPS. See "Description of QUIPS--Redemption or Exchange--Special Event Redemption or Distribution of QUIDS" and "Description of QUIDS--Distribution of QUIDS; Exchange of Substituted HECO QUIDS for MECO and HELCO QUIDS."

  Following such a distribution, Tax Counsel is of the opinion that a Security Holder would generally include in gross income interest in respect of the Distributable HECO QUIDS received in the manner described under "Stated Interest and Original Issue Discount," except that the Substituted HECO QUIDS may be treated as having been issued either with OID or at a premium, depending on their fair market value at the time of the Exchange and the Security Holder's tax basis in the QUIPS at the time of the Exchange. Issuance of the Distributable HECO QUIDS with OID or at a premium could significantly change the amounts of interest income included in gross income by a Security Holder in taxable years following distribution, as well as the amount of any gain or loss recognized by a Security Holder upon a subsequent disposition of Distributable HECO QUIDS. It is not possible to predict the precise tax consequences to a Security Holder in this regard, and Security Holders should consult their own tax advisors as to such consequences. However, if the Substituted HECO QUIDS are treated as having been issued with OID, Security Holders (even if they use the cash method of accounting for United States federal income tax purposes) would be required to include OID in income on an economic accrual basis with respect to such Substituted HECO QUIDS.

SALES OR REDEMPTION OF QUIPS

  Gain or loss will be recognized by a Security Holder on a sale of QUIPS (including a redemption for cash) in an amount equal to the difference between the amount realized (which, for this purpose, will exclude amounts attributable to accrued interest not previously included in income as interest or OID) and the Security Holder's adjusted tax basis in the QUIPS sold or redeemed. The tax basis of a Security Holder in its QUIPS would be increased by any OID included in income and decreased by any subsequent payments of interest. Gain or loss recognized by a Security Holder on QUIPS held for more than one year will generally be taxable as long-term capital gain or loss.

  The QUIPS may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying QUIDS. A Security Holder that disposes of its QUIPS between record dates for payments of Distributions will nevertheless be required to include in income as ordinary income accrued but unpaid interest on the QUIDS through the date of disposition. Such Security Holder will recognize a capital loss on the disposition of its QUIPS to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the Security Holder's adjusted tax basis in the QUIPS. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

  The amount of interest or OID paid or accrued on the QUIPS held of record by United States Persons (other than corporations and other exempt Security Holders) will be reported annually to the Internal Revenue Service. It is anticipated that such interest or OID will be reported to holders on Form 1099 and delivered by January 31 following each calendar year. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Security Holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

  Payment of the proceeds from the disposition of QUIPS to or through the United States office of a broker is subject to information reporting and backup withholding unless the Holder or beneficial owner establishes an exemption from information reporting and backup withholding.

  Any amounts withheld from a Security Holder under the backup withholding rules will be allowed as a refund or a credit against such Security Holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

POSSIBLE TAX LAW CHANGES


  On February 6, 1997, President Clinton released the administration's fiscal year 1998 budget proposal, including a proposal for tax legislation that would, among other things, generally deny a deduction for interest (and OID) on a corporate debt instrument with (i) a maximum weighted average maturity of more than 40 years or (ii) a maximum term of more than 15 years that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above described provisions were proposed to be effective for instruments issued on or after the date of "first committee action," the meaning of which is unclear. The House Ways and Means Committee began a full committee hearing on the President's fiscal year 1998 budget proposal on February 11, 1997. There can be no assurance as to whether the effective date guidance contained in the President's legislative proposal will be followed if the proposed legislation is enacted, or whether future legislative or administrative proposals or final legislation enacted after the date hereof will not adversely affect the ability of the Companies to deduct the interest on the QUIDS. A change in law consistent with the President's legislative proposal, if it were to apply retroactively to the issuance of the QUIPS, would give rise to a Tax Event, which would in turn permit HECO to cause a redemption of the QUIPS or a distribution of Distributable HECO QUIDS upon dissolution of the Trust upon receipt of an opinion of counsel, as described more fully under "Description of QUIPS-- Redemption or Exchange--Special Event Redemption or Distribution of QUIDS." Such a change in law would not alter the United States federal income tax consequences of the purchase, ownership and disposition of QUIPS.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, HECO and the Trust have agreed that the Trust will sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co. and Dean Witter Reynolds Inc. are acting as representatives, has severally agreed to purchase from the Trust, the respective number of QUIPS set forth opposite its name below:

                                                                       NUMBER OF
                               UNDERWRITER                               QUIPS
                               -----------                             ---------
   Goldman, Sachs & Co. ..............................................   650,000
   Dean Witter Reynolds Inc. .........................................   650,000
   Robert W. Baird & Co. Incorporated.................................    40,000
   Alex. Brown & Sons Incorporated....................................    40,000
   A.G. Edwards & Sons, Inc...........................................    40,000
   EVEREN Securities, Inc.............................................    40,000
   Oppenheimer & Co., Inc. ...........................................    40,000
   Prudential Securities Incorporated.................................    40,000
   Advest, Inc........................................................    20,000
   J.C. Bradford & Co. ...............................................    20,000
   Cowen & Company....................................................    20,000
   Crowell, Weedon & Co. .............................................    20,000
   Dain Bosworth Incorporated.........................................    20,000
   Fahnestock & Co. Inc...............................................    20,000
   J. J. B. Hilliard, W. L. Lyons, Inc. ..............................    20,000
   Kennedy, Cabot & Co................................................    20,000
   Legg Mason Wood Walker, Incorporated...............................    20,000
   McDonald & Company Securities, Inc.................................    20,000
   McGinn, Smith & Co., Inc. .........................................    20,000
   Morgan Keegan & Company, Inc. .....................................    20,000
   Olde Discount Corporation..........................................    20,000
   Piper Jaffray Inc. ................................................    20,000
   Principal Financial Securities, Inc. ..............................    20,000
   Rauscher Pierce Refsnes, Inc. .....................................    20,000
   Raymond James & Associates, Inc. ..................................    20,000
   Sutro & Co. Incorporated...........................................    20,000
   Trilon International Inc. .........................................    20,000
   Tucker Anthony Incorporated........................................    20,000
   U.S. Clearing Corp. ...............................................    20,000
   Wedbush Morgan Securities..........................................    20,000
   Wheat, First Securities, Inc. .....................................    20,000
                                                                       ---------
     Total............................................................ 2,000,000
                                                                       =========

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters are committed to take and pay for all such QUIPS offered hereby, if any are taken.

  The Underwriters propose to offer the QUIPS in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of $0.50 per QUIPS. The Underwriters may allow, and such dealers may reallow, a concession not to exceed $0.30 per QUIPS to certain brokers and dealers. After the QUIPS are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  In view of the fact that the proceeds from the sale of the QUIPS will be used to purchase the QUIDS of HECO and its subsidiaries, the Underwriting Agreement provides that HECO will pay as Underwriters' Compensation for the Underwriters' arranging the investment therein of such proceeds an amount of $.7875 per QUIPS for the accounts of the several Underwriters.

  The Companies and the Trust have agreed that, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the termination of trading restrictions on the QUIPS, as determined by the Underwriters, and (ii) 30 days after the closing date, they will not offer, sell, contract to sell or otherwise dispose of any QUIPS, any other beneficial interests in the assets of the Trust, or any preferred securities or any other securities of the Trust or the Companies that are substantially similar to the QUIPS, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive securities, preferred securities or any such substantially similar securities of either the Trust or the Companies, without the prior written consent of the representatives of the Underwriters, except for the QUIPS offered in connection with this offering.

  Prior to this offering, there has been no public market for the QUIPS. The QUIPS have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading on the New York Stock Exchange is expected to commence within the 30-day period after the initial delivery of the QUIPS. The representatives of the Underwriters have advised HECO that they intend to make a market in the QUIPS prior to commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the QUIPS.

  During and after the offering, the Underwriters may purchase and sell the QUIPS in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the QUIPS sold in the offering for their account may be reclaimed by the syndicate if such QUIPS are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the QUIPS, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

  HECO and the Trust have agreed to indemnify the several Underwriters against and contribute toward certain liabilities, including liabilities under the Securities Act.

  Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to HECO and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                LEGAL OPINIONS

  Certain matters of Delaware law relating to the legality of the QUIPS, the validity of the Trust Agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Companies and the Trust. The legality of the Trust Guarantee, the Subsidiary Guarantees and the QUIDS will be passed upon for the Companies by Goodsill Anderson Quinn & Stifel, Honolulu, Hawaii, and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Certain matters relating to United States federal income tax considerations will be passed upon for the Companies by Goodsill Anderson Quinn & Stifel.

                                    EXPERTS

  The consolidated financial statements of HECO and its subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, which financial statements have been incorporated by reference in HECO's Current Report on Form 8-K filed on March 13, 1997, which is incorporated by reference herein, and the consolidated financial statements and schedule of HECO and its subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, which financial statements and schedule have been incorporated by reference and included in HECO's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Form 10-K/A dated April 30, 1996, which is incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-
TATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITA-TION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAW-FUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF HAWAIIAN ELECTRIC COMPANY, INC., ITS SUBSIDIARIES OR THE
TRUST SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   5
Incorporation of Certain Information
 by Reference............................................................   5
Risk Factors.............................................................   7
HECO Capital Trust I.....................................................  12
Hawaiian Electric Company, Inc. and Subsidiaries.........................  13
Selected Consolidated Financial Information..............................  14
Capital Expenditure Programs and Financing Requirements..................  15
Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and
 Preferred Stock Dividends...............................................  16
Use of Proceeds..........................................................  16
Accounting Treatment.....................................................  16
Description of QUIPS.....................................................  17
Description of QUIDS.....................................................  30
Description of Trust Guarantee...........................................  40
Description of Subsidiary Guarantees.....................................  42
Relationship Among the QUIPS, the QUIDS and the Guarantees...............  43
Certain Federal Income Tax Consequences..................................  44
Underwriting.............................................................  48
Legal Opinions...........................................................  49
Experts..................................................................  50

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                         2,000,000 PREFERRED SECURITIES


                              HECO CAPITAL TRUST I


 8.05% CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES, SERIES 1997 (QUIPS SM)


 GUARANTEED TO THE EXTENT HECO CAPITAL TRUST I HAS FUNDS AS SET FORTH HEREIN BY


                        HAWAIIAN ELECTRIC COMPANY, INC.

                                ---------------

                                   PROSPECTUS

                                ---------------

                              GOLDMAN, SACHS & CO.

                           DEAN WITTER REYNOLDS INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

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